UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Hornbeck Offshore Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hornbeck Offshore Services, Inc.

April 29, 2011

Dear Fellow Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Hornbeck Offshore Services, Inc. to be held in the Company’s corporate training room located at 103 Northpark Boulevard, Suite 135, in Covington, Louisiana 70433, on Thursday, June 23, 2011 at 9:00 a.m., Central Daylight Savings Time. For those of you who cannot be present at the Annual Meeting, we urge that you participate by indicating your choices on the proxy card provided to you and completing and returning it at your earliest convenience. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with our Board of Directors’ recommendations.

This booklet includes the Notice of Annual Meeting of Stockholders and the Proxy Statement, which contains details of the business to be conducted at the Annual Meeting. At the Annual Meeting, you will have an opportunity to discuss each item of business described in the Notice of Annual Meeting of Stockholders and Proxy Statement and to ask questions about our operations and the Company.

Our 2010 Annual Report to Stockholders, including our Annual Report on Form 10-K, which is not part of the Proxy Statement, provides additional information regarding our financial results for the fiscal year ended December 31, 2010. A copy of our 2010 Annual Report to Stockholders is available at www.hornbeckoffshore.com or may be requested from our Corporate Secretary as described elsewhere in the Proxy Statement.

It is important that your shares are represented at the Annual Meeting, whether or not you are able to attend personally. Accordingly, please complete, sign, date and return the proxy card as promptly as possible in the envelope provided, or submit your proxy by Internet, as described in the proxy card. If you do attend the Annual Meeting, you may withdraw your proxy and vote your shares in person.

On behalf of our Board of Directors, thank you for your cooperation and continued support.

Sincerely,

Todd M. Hornbeck
Chairman, President and Chief Executive Officer

Hornbeck Offshore Services, Inc. Notice of Annual Meeting of Stockholders

April 29, 2011

Notice is hereby given that the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Hornbeck Offshore Services, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 23, 2011 at 9:00 a.m., Central Daylight Savings Time, in the Company’s corporate training room located at 103 Northpark Boulevard, Suite 135, in Covington, Louisiana 70433, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.	to elect two Class III directors to serve on the Company’s Board of Directors for terms of three years or until their successors are duly elected and qualified or until the earlier of their death, resignation or removal;

2.	to ratify the reappointment of Ernst & Young LLP as the Company’s independent registered public accountants and auditors for the fiscal year ending December 31, 2011;

3.	to consider a non-binding, advisory vote to approve the compensation of the Company’s named executive officers;

4.	to consider a non-binding, advisory vote on the frequency for stockholders’ non-binding, advisory vote on executive officers’ compensation; and

5.	to transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure that each stockholder’s vote is counted at the Annual Meeting, stockholders are requested to complete, sign, date and return the proxy card provided to you as promptly as possible in the envelope provided, or to submit their proxy by Internet, as described in the proxy card previously mailed to you. Stockholders attending the Annual Meeting may vote in person even if they have previously submitted their proxy authorization.

Only stockholders of record as of the close of business on April 25, 2011 are entitled to receive notice of and to vote at the Annual Meeting and any postponement(s) or adjournment(s) thereof. A list of such stockholders shall be open to the examination of any stockholder of record at the Company’s offices during normal business hours for a period of ten days prior to the Annual Meeting, and shall also be open for examination at the Annual Meeting and any postponement(s) or adjournment(s) thereof.

By Order of the Board of Directors,

Paul M. Ordogne
Corporate Secretary

Covington, Louisiana

April 29, 2011

IT IS IMPORTANT THAT YOUR SHARES OF COMMON STOCK BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED OR SUBMIT YOUR PROXY AUTHORIZATION THROUGH THE INTERNET EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. SUBMITTING YOUR PROXY AUTHORIZATION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. IF YOU HAVE SHARES OF COMMON STOCK IN MORE THAN ONE NAME, OR IF YOUR SHARES ARE REGISTERED IN MORE THAN ONE WAY, YOU MAY RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIALS. IF SO, SIGN AND RETURN EACH OF THE PROXY CARDS YOU RECEIVE OR SUBMIT YOUR PROXY AUTHORIZATION THROUGH THE INTERNET SO THAT ALL OF YOUR SHARES MAY BE VOTED. YOU MAY REVOKE YOUR PROXY AUTHORIZATION AT ANY TIME BEFORE ITS USE.

Hornbeck Offshore Services, Inc.

103 Northpark Boulevard, Suite 300

Covington, Louisiana 70433

PROXY STATEMENT

April 29, 2011

General Information

The 2010 Annual Report to Stockholders, including financial statements, will be made available to stockholders together with these proxy materials on or about April 29, 2011.

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or the “Board of Directors”) of Hornbeck Offshore Services, Inc. (“we”, “our”, “us”, “Hornbeck Offshore” or the “Company”), for the 2011 Annual Meeting of Stockholders to be held on June 23, 2011, and any postponement(s) or adjournment(s) thereof (the “Annual Meeting”). This Proxy Statement and the accompanying Notice of Annual Meeting and proxy card are first being made available to stockholders on or about April 29, 2011.

Record Date and Voting Securities

Stockholders of record as of the close of business on April 25, 2011 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. There were 26,869,122 shares of our common stock issued and outstanding on the Record Date. Each outstanding share of common stock is entitled to one vote upon each matter properly submitted to a vote at the Annual Meeting.

Stockholders that are entitled to vote at the Annual Meeting may do so in person at the Annual Meeting, or by proxy submitted by mail or Internet as described on the notice and access card.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes occur when a broker or other nominee does not have discretionary authority to vote the shares with respect to a particular matter and has not received voting instructions from the beneficial owner with respect to that matter.

The vote of a plurality of the shares entitled to vote and represented at a meeting at which a quorum is present is required for the election of directors. Thus, broker non-votes and abstentions will have no effect on the election of directors.

The affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to approve the proposal relating to the ratification of the reappointment of independent registered public accountants and auditors. The proposals related to the non-binding approval of executive compensation and the frequency of advisory votes on executive compensation are advisory only and therefore do not require a particular number of affirmative votes. Although the advisory votes on executive compensation and frequency of advisory votes on executive compensation are non-binding, the compensation committee and Board of Directors value the opinions of our stockholders, and will consider the outcome of the votes when making future compensation decisions for our named executive officers. Shares represented at the Annual Meeting that abstain with respect to these proposals will be considered in determining whether the requisite number of affirmative votes are cast on such matter. Accordingly, such abstentions will have the same effect as a vote against the approval of executive compensation and the ratification of the reappointment of independent registered accountants and auditors, as applicable. Broker non-votes will not be treated as shares represented at the Annual Meeting and are not entitled to vote for purposes of such proposals, and therefore will have no effect.

Quorum

Except as may be otherwise required by law or the Company’s Second Restated Certificate of Incorporation (“Certificate of Incorporation”) or Fourth Restated Bylaws (“Bylaws”), the holders of a majority of the Company’s shares of common stock entitled to vote and present in person or represented by proxy shall constitute a quorum at a meeting of the stockholders. The persons whom we appoint to act as inspectors of election will determine whether a quorum exists. Shares of the Company’s common stock represented by properly executed and returned proxies will be treated as present. Shares of the Company’s common stock present or represented at the Annual Meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will be Voted on Actions to be Taken

The Board of Directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the Annual Meeting, whether or not you attend in person.

Granting Your Proxy. If you properly execute and return a proxy in the enclosed form, your shares of common stock will be voted as you specify. If you make no specifications, your proxy representing our common stock will be voted:

•	“FOR” each of the proposed director nominees;

•	“FOR” the ratification of the reappointment of independent registered public accountants and auditors;

•	“FOR,” on a non-binding advisory basis, approval of the compensation of the Company’s named executive officers; and

•	“IN FAVOR,” on a non-binding advisory basis, of holding the non-binding, advisory vote on executive compensation every three years.

We expect no matters to be presented for action at the Annual Meeting other than the items described in this Proxy Statement. By signing and returning the proxy, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such other matter in accordance with their best judgment.

Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the Annual Meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the Annual Meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the Annual Meeting.

Proxy Solicitation

We will pay all expenses of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, telecopy, personal interview or other means. We may choose to engage a paid proxy solicitor to solicit proxies for the Annual Meeting, but have not yet done so.

Stockholder Proposals

If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to the Corporate Secretary, Hornbeck Offshore Services, Inc., 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433 by no later than December 31, 2011.

If you want to present a proposal at the 2012 Annual Meeting of Stockholders in person but do not wish to have it included in our proxy statement, you must submit it in writing to our Corporate Secretary, at the above address, by March 25, 2012 to be considered timely, in accordance with the specific procedural requirements set forth in our Bylaws. If you would like a copy of these procedures, please contact our Corporate Secretary for a copy of our Bylaws.

Pursuant to the rules of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the designated proxies may use discretionary authority to vote with respect to stockholder proposals presented in person at the 2011 Annual Meeting if the stockholder making the proposal has not given the Company timely notice of such proposal.

Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings

Each year in connection with the annual meeting of stockholders, we are required to send to each stockholder of record a notice and access card to the proxy statement and annual report, and to arrange for a proxy statement and annual report to be provided to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because some stockholders hold shares of the Company’s common stock in multiple accounts, this process results in duplicate mailings of notice and access cards to stockholders who share the same address. Stockholders may avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:

Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, you may contact the Company by mail at 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433, by telephone at (985) 727-2000 or by e-mail at ir@hornbeckoffshore.com.

Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other Hornbeck Offshore stockholders who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

Right to Request Separate Copies. If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional proxy statements or annual reports. If you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future, you may contact the Company by mail at 103 Northpark Boulevard, Suite 300, Covington, Louisiana, 70433, by telephone at (985) 727-2000 or by e-mail at ir@hornbeckoffshore.com.

Proposal No. 1 – Election of Directors

Term of Directors

Our Certificate of Incorporation and Bylaws provide that the Board of Directors is classified into three classes. These are designated as Class I directors, Class II directors and Class III directors, with members of each class holding office for staggered three-year terms. Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board is present, or by a sole remaining director.

There are currently two Class III directors, whose terms expire at the 2011 Annual Meeting of Stockholders, two Class II directors, whose terms expire at the 2012 Annual Meeting of Stockholders, and two Class I directors, whose terms expire at the 2013 Annual Meeting of Stockholders, or, in all cases, until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Bylaws.

Director Nominees and Voting

The Board of Directors has nominated for election as directors the two persons named below. Our Bylaws require that our directors be stockholders of the Company. Each of the nominees for election as Class III directors is currently on the Board and has indicated his or her willingness to serve, if elected, but if either should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board. If elected at the Annual Meeting, each of the two nominees will serve until the 2014 Annual Meeting of Stockholders (subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal). See “Nomination Process” below for additional information on the nomination of directors.

If any nominee should be unavailable for election as a result of an unexpected occurrence, the Board’s proxies shall vote such shares for the election of such substitute nominee as the Board of Directors may propose. It is not anticipated that any nominee will be unable or unwilling to serve as a director if elected.

The name, age as of April 25, 2011, principal occupation, and other information highlighting the particular experience, qualifications, attributes and skills that support the conclusion of the nominating/corporate governance committee that such nominee for Class III director should serve as a director of the Company are set forth below.

Todd M. Hornbeck, 42, has served as our President and as a director since he co-founded the Company in June 1997. Until February 2002, he also served as Chief Operating Officer. In February 2002, Mr. Todd Hornbeck was appointed Chief Executive Officer and in May 2005, he was appointed Chairman of the Board of Directors. Until February 2007, he also served as our Secretary. Mr. Todd Hornbeck worked for the original Hornbeck Offshore Services, Inc., from 1991 to 1996, serving in various positions relating to business strategy and development. Following its merger with Tidewater Inc. (NYSE:TDW) in March 1996, he accepted a position as Marketing Director—Gulf of Mexico with Tidewater, where his responsibilities included managing relationships and overall business development in the U.S. Gulf of Mexico region. He remained with Tidewater until our formation. Mr. Todd Hornbeck currently serves as Chairman of the Board of Directors of the Offshore Marine Service Association (OMSA), as a director of the National Ocean Industries Association (NOIA), and is a member of the International Support Vessel Owners’ Association (ISOA). Mr. Todd Hornbeck is the son of Larry D. Hornbeck, one of our directors.

As our co-founder, Mr. Todd Hornbeck brings his vision and goals for the Company to the Board. Under his leadership, we have expanded from a small private company to a large, global provider of technologically advanced offshore service vessels. Mr. Todd Hornbeck’s extensive experience in the offshore service vessel industry, and over twelve years leading our company, positions him well to serve as our Chairman, President and Chief Executive Officer. See also the section entitled “Board Structure, Risk Oversight, Committee Composition and Meetings” below.

Patricia B. Melcher, 51, has served as one of our directors since October 2002. In 2009 she became the Chief Executive Officer of EIV Capital Management Co., LLC, which manages EIV Capital Fund LP, a private equity fund focused on making investments in the energy industry. In September 2009, Ms. Melcher was also named a Manager of EIV Capital GP LLC, the ultimate general partner of EIV Capital Fund LP, and, in November 2009, Ms. Melcher was named a Principal and Key Person of EIV Capital Fund LP. Ms. Melcher also currently serves on the Board of Managers for Falco Energy Transportation, LLC, a privately held crude oil gathering and marketing company, a position she has held since December 2009. From November 2004 through August 2009, she co-founded and managed Go Appetit Foods, LLC (formerly Allegretto Ventures, LLC), a privately-owned company developing and distributing innovative all natural foods and beverages, and was named Chief Executive Officer in February 2006. From 1997 to 2006, Ms. Melcher served as the President of Allegro Capital Management, Inc., a privately-owned investment company focused on private equity investments in, and consulting to, energy-related companies, and served as Interim CEO of Petrocom Energy Ltd., a privately held energy trading firm, from October 1, 2003 to April 1, 2004. From 1989 to 1994, she worked for SCF Partners, L.P., an investment fund sponsor specializing in private equity investments in oilfield service companies, and from 1995 to 1997, she served as a board member and advisory board member of its general partner, L.E. Simmons & Associates, Incorporated. From 1986 to 1989, Ms. Melcher worked for Simmons & Company International, an investment banking firm serving the energy industry.

With over 25 years’ experience as a private equity investor, consultant and investment banker, Ms. Melcher brings to the Board significant experience in evaluating the financial and operating performance of companies and assessing risks in the energy industry. In addition, Ms. Melcher’s past and current experience serving on the boards of for-profit as well as non-profit companies gives her a broad understanding of the financial needs and strategic priorities of companies in diverse industries, including oilfield services. Ms. Melcher’s management and investment banking experience make her particularly suited to be member of our Board and a member and chairman of our audit committee.

The vote of a plurality of the shares entitled to vote and represented at a meeting at which a quorum is present is required for the election of directors.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the election of each of the nominees.

Incumbent Class II Directors

The name, age as of April 25, 2011, principal occupation, and other information highlighting the particular experience, qualifications, attributes and skills concerning each Class II director are set forth below.

Larry D. Hornbeck, 72, has served as a director since August 2001. An executive with over 30 years’ experience in the offshore supply vessel business worldwide, Mr. Larry Hornbeck was the sole founder of the original Hornbeck Offshore Services, Inc., a NASDAQ-listed publicly traded offshore service vessel company with over 105 state of the art offshore supply vessels operating worldwide. From its inception in 1981 until its merger with Tidewater Inc. (NYSE:TDW) in March 1996, Mr. Larry Hornbeck served as its Chairman of the Board, President and Chief Executive Officer. Following the merger, Mr. Larry Hornbeck served as a director and a member of the audit committee of Tidewater Inc. from March 1996 until October 2000. From 1969 to 1980, Mr. Larry Hornbeck served as an officer in various capacities, culminating as Chairman, President and Chief Executive Officer of Sealcraft Operators, Inc., a NASDAQ-listed publicly traded offshore supply vessel company operating 29 geophysical and special service vessels worldwide. He served on the board of directors and as chairman of the compensation committee of Coastal Towing, an inland marine tug and barge company, from 1992 through 2003. Mr. Larry Hornbeck assisted in orchestrating the founding of the current Company and is the father of Todd M. Hornbeck, our Chairman, President and Chief Executive Officer.

In addition to the leadership roles in which Mr. Larry Hornbeck has served or currently serves, he has extensive involvement in international and domestic marine industry associations. Mr. Larry Hornbeck helped form and served on the boards of several marine industry associations, including OMSA and NOIA. He also served on the board of directors of the American Bureau of Shipping (ABS) and ISOA. Relationships Mr. Larry Hornbeck formed in these organizations and in his leadership roles in public companies continue to benefit the Company to this day.

Mr. Larry Hornbeck brings to the Board a deep understanding of the operations of a public company in the offshore service vessel industry. With his many years of experience as both Chief Executive Officer and Chairman of the Board of the original Hornbeck Offshore

Services, Inc. and of Sealcraft Operators, Inc., Mr. Larry Hornbeck brings not only management expertise, but unique technical knowledge of offshore service vessels and their application, construction and operation. This, combined with his years of experience as one of our directors and his continued active involvement in the Company, make him an invaluable contributor to our Board.

Steven W. Krablin, 61, was appointed to our Board of Directors as a Class II Director in August 2005. Mr. Krablin was the President, Chief Executive Officer and Chairman of the Board of T-3 Energy Services Inc. (NASDAQ:TTES), a publicly held company that designs, manufactures, repairs and services products used in the drilling and completion of new oil and gas wells, the workover of existing wells, and the production and transportation of oil and gas, from March 2009 until T-3 was acquired in January 2011. From April 2005 until joining T-3 Energy Services in March 2009, Mr. Krablin was a private investor. From April 2008 until August 2008, Mr. Krablin also served as Executive Vice President and Chief Financial Officer of privately-held IDM Group, designers and manufacturers of world class drilling systems for the international energy industry. From January 1996 until April 2005, Mr. Krablin served as the Senior Vice President and Chief Financial Officer of National Oilwell, Inc. (NYSE:NOI), a major manufacturer and distributor of oil and gas drilling equipment and related services for land and offshore drilling rigs. In March 2005, National Oilwell merged with Varco International, Inc. (NYSE:VRC) to become National Oilwell Varco, Inc. (NYSE:NOV). Prior to 1996, Mr. Krablin served as Senior Vice President and Chief Financial Officer of Enterra Corporation until its merger with Weatherford International. From November 2004 to March 2009, Mr. Krablin served as a director of Penn Virginia Corporation (NYSE:PVA), an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas and in December 2010 rejoined the Penn Virginia board as a director. Since July 2006, Mr. Krablin has served as a director of Chart Industries, Inc. (NASDAQ:GTLS), a global manufacturer of standard and custom-engineered products and systems for cryogenic and heat-transfer applications. Mr. Krablin is a retired certified public accountant.

As an experienced financial and operational leader with a variety of public companies in the energy industry, Mr. Krablin brings a broad understanding of business globally, which is particularly important for our company, as we continue to expand our operations in foreign countries. Mr. Krablin brings management experience, leadership capabilities, financial knowledge and business acumen to our Board. Drawing from that experience, he brings a unique perspective to the Board and the committees on which he serves.

Incumbent Class I Directors

The name, age as of April 25, 2011, principal occupation, and other information highlighting the particular experience, qualifications, attributes and skills concerning each Class I director are set forth below.

Bruce W. Hunt, 53, has served as one of our directors since August 1997 and was appointed lead independent director in May 2005. He has been President of Petrol Marine Corporation since 1988 and President and Director of Petro-Hunt, L.L.C. since 1997, each of which is an energy-related company. Mr. Hunt served as a director of the original Hornbeck Offshore Services, Inc., a NASDAQ-listed publicly traded offshore service vessel company, from November 1992 to March 1996, when it merged with Tidewater Inc.

Mr. Hunt is an experienced business leader with the skills and attributes necessary to be our lead independent director. As a director of ours for more than 11 years and as a director of the original Hornbeck Offshore Services, Inc., he has gained a deep understanding of our direction and goals and the Board’s ability to oversee our success. His experience in the energy industry, including with offshore service vessels, further augments his range of knowledge and insight relevant to our operations. Mr. Hunt also represents the interest of stockholders, particularly through his affiliation with the William Herbert Hunt Trust Estate, which has been one of our largest stockholders since August 1997.

Bernie W. Stewart, 66, has served as one of our directors since November 2001 and served as our Chairman of the Board from February 2002 to May 2005. Mr. Stewart was Senior Vice President, Operations of R&B Falcon Corporation (NYSE:FLC), a contract drilling company, and President of R&B Falcon Drilling U.S., its domestic operating subsidiary, from May 1999 until R&B Falcon Corporation merged with Transocean Sedco Forex Inc. (NYSE:RIG) in January 2001. Between April 1996 and May 1999, he served as Chief Operating Officer of R&B Falcon Holdings, Inc. and as its President from January 1998 until May 1999. From 1993 until joining R&B Falcon Holdings, he was Senior Vice President and Chief Operating Officer of the original Hornbeck Offshore Services, Inc., a NASDAQ-listed publicly traded offshore service vessel company, where he was responsible for overall supervision of the company’s operations. From 1986 until 1993, he was President of Western Oceanics, Inc., an offshore drilling contractor. Since leaving R&B Falcon Corporation upon its merger with Transocean Sedco Forex, Mr. Stewart has been an independent business consultant.

Mr. Stewart’s more than 15 years of executive experience in the offshore energy industry brings to the Board critical insights into the operational requirements of a public offshore service vessel company. In addition, his experience as our former Chairman and as one of our directors, and as an officer of the original Hornbeck Offshore Services, Inc., give him a deep understanding of our operations and of the important role of the Board.

Board Structure, Risk Oversight, Committee Composition and Meetings

Our Board of Directors is comprised of six members, including the Chairman, divided into three classes as described under “Term of Directors” above. Other than Mr. Todd Hornbeck, who serves as our President, Chief Executive Officer and Chairman, there are no other members of the Company’s management that serve on the Board. Four of the six Board members are independent as contemplated under Commission and NYSE requirements. We have three committees of the Board—audit, compensation and nominating/corporate governance—that are comprised solely of independent directors, including their chairs. The Board may also establish other committees from time to time as necessary to facilitate the management of the business and affairs of the Company and to comply with the corporate governance rules of the NYSE. The Company has a lead independent director who chairs and oversees the executive sessions of the non-management directors (meeting at least quarterly) and independent directors (meeting at least annually). Of the five non-management members of the Board, four have served as executive officers of public companies (two of whom are currently serving or have served in the combined positions of chairman and chief executive officer). All of our non-management directors, including the four independent directors, have significant experience with Board processes, and specifically their role and responsibilities in oversight on behalf of the Company’s stockholders. For additional information regarding our directors’ backgrounds, see “Term of Directors” above. The existence and leadership of our lead independent director, the committee chairs and the committee members, all being independent directors, and the four to two independent majority of the Board provides for substantial independent oversight of the Company.

In May 2005, the Board unanimously elected Mr. Todd Hornbeck as Chairman of the Board of Directors. Mr. Todd Hornbeck was the principal catalyst and visionary behind the creation of the Company as primarily a new generation offshore service vessel business and has been instrumental in the growth and development of the Company. He has served the Company as President since its founding in June 1997 and as Chief Executive Officer since February 2002. As President and Chief Executive Officer, Mr. Todd Hornbeck is responsible for the operation of the Company and the execution of the Company’s strategy. Over the years, he has demonstrated excellent executive management skills and has led this Company from a “greenfield” start up to its present status as a publicly-held, NYSE-listed Company with 51 new generation OSVs, four MPSVs, 15 ocean-going tugs and nine ocean-going tank barges with a net book value of $1.6 billion as of December 31, 2010. Given the growth of the Company, and the importance of the performance of the Company and the execution of corporate strategy in the Board’s considerations and duties, the Board believes that Mr. Todd Hornbeck is the person best qualified to serve as the Chairman of the Board. Additionally, it is the view of our Board that having Mr. Todd Hornbeck serve in the combined positions of President, Chief Executive Officer and Chairman of the Board is in the best interests of the Company and its stockholders. It signals to our employees, suppliers, customers and the investment community that a single person is responsible for providing direction in the management of the Company’s operations and growth initiatives. Such a single leader helps avoid the potential for duplication of efforts, for confusing or conflicting senses of direction or for personality conflicts. Moreover, the structure of our Board and committees, the level of independence represented on each, the experience of our directors and our lead independent director balance and complement the combined offices of Chairman, President and Chief Executive Officer. The Board maintains the authority to modify this structure if and when the Board believes such modification would be in the best interests of the Company and its stockholders.

In addition to his leadership skills, the Company has benefited and continues to benefit from Mr. Todd Hornbeck’s experience with the original Hornbeck Offshore Services, Inc., a NASDAQ-listed company founded by his father, Mr. Larry Hornbeck, in 1981. The current Company carries the Hornbeck family name, uses the same horsehead logo and trademarks as the prior company and is able to benefit from long-standing working relationships with customers, vendors and Wall Street analysts, many of whom also had relationships with Todd and Larry Hornbeck at the prior public company. Unlike other companies that are led by non-founding managers, the Company benefits to a substantial extent from the history, entrepreneurial spirit, industry expertise and leadership of its founder.

The Company’s leadership structure contributes to the manner in which the Board oversees risk by providing a high level of experience and independence to the process of risk oversight. The Board’s oversight of risk is centered principally on risks associated with the Company’s strategic plans, growth initiatives and financial results as well as risks attendant to the legal and regulatory environment in which the Company operates both domestically and abroad. The Board performs this oversight role by receiving and discussing reports each quarter from executive management, including major risks confronting the Company. A specific report concerning legal compliance is given each quarter in which the Board is advised of the approach to managing any known material legal risks being faced by the Company. While operational risk management is overseen by executive management, the Board also receives periodic reports, including discussions of the management of operating risks and the strategies employed by the Company in order to mitigate those risks, such as the placement of insurance and contracting strategies. The audit committee enhances the Board’s oversight of risk management by regularly assessing the overall corporate “tone” for quality financial reporting and ethical behavior. Each quarter the audit committee discusses with executive management, the internal auditors and the independent auditor the adequacy and effectiveness of the Company’s accounting and financial controls and, where appropriate, the Company’s policies and procedures that impact business risks and certain of the Company’s compliance programs. The Company’s compensation policies and practices are described in the “Compensation Discussion and Analysis” section beginning on page 20 below. Such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Board has determined that Ms. Patricia A. Melcher and Messrs. Bruce W. Hunt, Bernie W. Stewart and Steven W. Krablin are “independent” for purposes of Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual. The Board based its determinations of independence primarily on a review of the responses our directors provided to questions regarding employment and compensation history, affiliations and family and other relationships. No material relationships between the Company and any independent directors were discerned.

During 2010, our Board of Directors held six meetings and took action by unanimous written consent five times. All of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of each committee of the Board on which they served. All directors are expected to attend Annual Meetings, and all of our directors attended our last Annual Meeting of Stockholders.

At a regularly scheduled Board meeting on February 15, 2011, Mr. David A. Trice, then a director of the Company, submitted his resignation as a director of the Company effective at the conclusion of such Board meeting. Mr. Trice was then serving as one of four members of the audit committee and as Chair of the compensation committee. At the time of his resignation and throughout 2010, Mr. Trice was an independent director as contemplated under Commission and NYSE requirements. The Board considered the business transactions that have occurred between the Company and Mr. Trice’s former employer, Newfield Exploration Company, as described below under “Certain Relationship with Related Persons.”

The Company has established Corporate Governance Guidelines, which may be found on the Governance page of the Company’s website, www.hornbeckoffshore.com. The Corporate Governance Guidelines include the definition of independence used by the Company to determine whether its directors and nominees for directors are independent, which are the same qualifications prescribed under the NYSE Listing Standards. Pursuant to the Company’s Corporate Governance Guidelines, our non-management directors are required to meet in separate sessions without management on a regularly scheduled basis four times a year. Generally, these meetings occur as an executive session without the management director in attendance in conjunction with regularly scheduled meetings of the Board throughout the year. Because the Chairman of the Board is also a member of management, the separate non-management sessions are presided over by the lead independent director or in his absence by a director elected by a majority of the non-management directors. If the non-management directors include directors that are not independent directors (as determined by our Board), the independent directors are required to meet in at least one separate session annually that includes only the independent directors. The non-management directors’ and independent directors’ separate sessions are presided over by the Lead Independent Director or in his absence by an independent director elected by a majority of the independent directors.

Committees of the Board of Directors

Audit Committee

The Board of Directors has established an audit committee currently comprised of Ms. Melcher and Messrs. Hunt, and Stewart, with Ms. Melcher as Chair. The audit committee operates under a written charter adopted by the Board of Directors. The Board has determined that each director currently serving on the audit committee is independent for purposes of Section 10A(m)(3) of the Exchange Act, and Section 303A.07 of the New York Stock Exchange, or NYSE, Listed Company Manual and satisfies the financial literacy requirements of the NYSE. The Board has also determined that Ms. Melcher qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. Ms. Melcher is financially literate and has accounting or related financial management expertise, as described in her biographical information under “Director Nominees and Voting” above. The audit committee met five times during 2010 and took action by unanimous written consent once in 2010.

In addition to certain duties prescribed by applicable law, the audit committee is charged, under its written charter, to select and engage the independent public accountants to audit our annual financial statements, subject to stockholder ratification. The audit committee also establishes the scope of, and oversees the annual audit and approves any other services provided by public accounting firms. Furthermore, the audit committee provides assistance to the Board in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of our internal audit function and independent auditor, and oversees our system of disclosure controls and procedures and system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established. In doing so, it is the responsibility of the audit committee to maintain free and open communication between the audit committee and our independent auditors, the internal auditing function and management of the company. See “Audit Committee Report” below for further information on the functions of the audit committee.

Compensation Committee

The Board of Directors has established a compensation committee currently comprised of Messrs. Krablin and Stewart, with Mr. Stewart as Chair. The compensation committee operates under a written charter adopted by the Board of Directors. In addition to certain duties prescribed by applicable law, the compensation committee is charged, under its written charter, to address all forms of compensation of the Company’s executive officers and directors. The compensation committee approves and monitors annual executive and director compensation over the course of each year and as part of the Company’s annual budget process. The compensation committee has sole authority to retain compensation consultants and may not form or delegate authority to subcommittees without Board approval. See “Compensation Discussion and Analysis” below for additional information on the Company’s procedures for consideration and determination of executive and director compensation.

Our Board has determined that each member of the compensation committee meets the independence requirements of the NYSE. The compensation committee met five times during 2010 and took action by unanimous written consent once in 2010.

Nominating/Corporate Governance Committee

Our Board of Directors has also established a nominating/corporate governance committee, currently comprised of Messrs. Hunt, Krablin and Stewart, with Mr. Hunt as Chair. In addition to certain duties prescribed by NYSE listing requirements, the committee is charged, under its written charter, to develop, review and recommend to the Board a set of corporate governance principles for the Company, and to identify, review and recommend to the Board possible candidates for Board membership.

Our Board has determined that each member of the nominating/corporate governance committee meets the independence requirements of the NYSE. The nominating/corporate governance committee met two times during 2010 and did not take any action by unanimous written consent during 2010.

Availability of Certain Committee Charters and Other Information

The charters for our audit, compensation and nominating/corporate governance committees, as well as our Corporate Governance Guidelines, Procedures for Communication with Directors, Employee Code of Business Conduct and Ethics (which applies to all employees, and includes special provisions applicable to our Chief Executive Officer and our principal Financial and Accounting Officer), and Code of Business Conduct and Ethics for Members of the Board of Directors, can all be found, free of charge, on the Governance page of the Company’s website, www.hornbeckoffshore.com. We intend to disclose any changes to or waivers from the Employee Code of Business Conduct and Ethics that would otherwise be required to be disclosed under Item 5.05 of Form 8-K on our website. We will also provide printed copies of these materials to any stockholder or other interested person upon request to Hornbeck Offshore Services, Inc., Attn: Samuel A. Giberga, General Counsel, 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433. The information on our website is not, and shall not be deemed to be, a part of this report or incorporated into any other filings we make with the Securities and Exchange Commission, or the Commission.

We also make available on our website, free of charge, access to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports, as well as other documents that we file with or furnish to the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are filed with, or furnished to, the Commission.

Nomination Process

It is our Board of Director’s responsibility to nominate members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The nominating/corporate governance committee assists the Board by identifying and reviewing potential candidates for Board membership consistent with criteria approved by the Board. The nominating/corporate governance committee also annually recommends qualified candidates (which may include existing directors) for approval by the Board of a slate of nominees to be proposed for election to the Board at the annual meeting of stockholders. Having considered the qualifications of these individuals, in April 2011, the nominating/corporate governance committee approved the Class III director candidates, and recommended to the Board of Directors the reelection of the two candidates nominated above.

As provided in the Company’s Bylaws, the Board is authorized to nominate and elect a new director when a vacancy occurs between annual meetings of stockholders. In the event of a vacancy on the Board between annual meetings of the Company’s stockholders, the Board may request that the nominating/corporate governance committee identify, review and recommend qualified candidates for Board membership for Board consideration to fill such vacancies, if the Board determines that such vacancies will be filled. The Company’s Bylaws allow for up to nine directors. At present, the Company has six directors and the Board has not taken action to add any additional directors. The Board is permitted by the Bylaws to create a new directorship upon the affirmative vote of 66 2/3% of the directors then in office and to fill existing or newly created directorship slots by a majority vote of the directors then in office.

When formulating its recommendations for potential Board nominees, the nominating/corporate governance committee seeks and considers advice and recommendations from management, other members of the Board and may seek or consider advice and recommendations from consultants, outside counsel, accountants, or other advisors as the nominating/corporate governance committee or the Board may deem appropriate.

Board membership criteria, which are disclosed in the Company’s Corporate Governance Guidelines on the Governance page of the Company’s website, www.hornbeckoffshore.com, are determined by the Board, with input from the nominating/corporate governance committee. The Board is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. This assessment should include appropriate knowledge, experience, and skills in areas deemed critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and the candidate’s commitments to the boards of other companies. While the Board does not have a formal policy with respect to diversity of potential Board nominees, the nominating/corporate governance committee considers the impact a potential Board nominee would have in terms of increasing the diversity of the Board with respect to professional experience, background, viewpoints, skills and areas of expertise. The resulting diversity of the Board allows each member of the Board an opportunity to provide specific input to Board decisions in his or her respective area of expertise. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director. The Board believes the qualification guidelines included as Exhibit A to the Company’s Corporate Governance Guidelines are currently appropriate, but it may change these guidelines as the Company’s and Board’s needs warrant.

Nominations for Directors

The nominating/corporate governance committee will consider candidates for director nominees that are recommended by stockholders of the Company in the same manner as Board recommended nominees, in accordance with the procedures set forth in the Bylaws. Any such nominations should be submitted to the Board of Directors, care of the Corporate Secretary, Hornbeck Offshore Services, Inc., 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433 and accompany it with the following information:

•

appropriate biographical information, a statement as to the qualifications of the nominee and any other information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company’s common stock that are owned beneficially and of record by such stockholder(s).

The written recommendation should be submitted within the time frame described under the caption “Stockholder Proposals” above.

Communications with the Board of Directors

The Board of Directors, of which a majority are independent, has unanimously approved a process for stockholders, or other interested persons, to communicate with the Board of Directors. This process is located on the Governance page of the Company’s website, www.hornbeckoffshore.com. The relevant document is titled “Procedures for Communication with Directors.”

In addition, stockholders, or other interested persons, wishing to communicate with our Board of Directors for Anonymous Complaints about Accounting, Internal Accounting Control and Auditing Issues may call the Company’s toll-free Governance Hotline at 1-800-506-6374. Our audit committee monitors these calls. All calls are documented, and those reports that are deemed to be substantive will be passed on to the Board. Stockholders, or other interested persons, calling the hotline should provide a sufficiently detailed description of the nature of the matter that the person wishes to communicate with the Board, as well as a name, telephone number, email address, or other contact information so that the Company can either respond to the communication or obtain additional information about the matter.

Proposal No. 2 – Selection and Ratification of the Independent Registered Public

Accountants and Auditors

Our audit committee and Board of Directors seek stockholder ratification of the reappointment of Ernst & Young LLP to act as the independent registered public accountants and auditors of our consolidated financial statements for the 2011 fiscal year. If the stockholders do not ratify the appointment of Ernst & Young, the audit committee will reconsider this appointment. Representatives of Ernst & Young are expected to be present at the Annual Meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

The affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to ratify the selection of the independent auditors.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the ratification of the reappointment of Ernst & Young LLP as the Company’s independent registered public accountants and auditors for fiscal year 2011.

Independent Auditors and Fees

Ernst & Young LLP, certified public accountants, began serving as the Company’s independent auditors in 2002. The audit committee approved the reappointment of Ernst & Young LLP as independent registered public accountants and auditors for the 2011 fiscal year, subject to ratification by the stockholders.

The following table presents fees for professional audit services rendered by Ernst & Young for the audit of the Company’s annual financial statements for the years ended December 31, 2010 and 2009, and fees billed for other services rendered by Ernst & Young during those periods.

	Year Ended December 31,
	2010	2009
Audit fees (1)	$320,035	$372,638
Audit related fees (2)	10,000	15,475
Tax fees (3)	192,238	322,377

Total	$522,273	$710,490

(1)	Audit fees: Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, for the review of the interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.
(2)	Audit related fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.
(3)	Tax fees: Consists of tax compliance and preparation and other tax services. Tax compliance and preparation consists of fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, assistance related to the impact of mergers and acquisitions, and tax return preparation. Other tax services consist of fees billed for other miscellaneous tax consulting and planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.

The audit committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Requests for approval are generally submitted at a meeting of the audit committee. The audit committee may delegate pre-approval authority to a committee member, provided that any decisions made by such member shall be presented to the full committee at its next scheduled meeting.

Proposal No. 3 – Advisory Vote on Executive Compensation

In accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the Company is providing its stockholders the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers. This vote is commonly referred to as a “Say-on-Pay” vote.

As more fully described in the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on Page 20, the Company’s compensation programs are structured to align the interests of our executive officers with the interests of stockholders. As a result, our compensation programs are designed to attract, reward and retain key executives who are critical to the Company’s long-term success. Under these programs, a significant portion of each executive officer’s compensation opportunities are generally based on the achievement of specific annual and long-term corporate goals that enhance stockholder value.

The compensation committee reviews the compensation programs for executive officers to ensure that they achieve the desired goals of aligning the Company’s executive compensation structure with stockholders’ interests and competitive market practices. We have traditionally established a target based on earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted by loss on early extinguishment of debt, stock-based compensation expense and interest income (as applicable), or adjusted EBITDA, against which annual cash incentive compensation is paid. The compensation committee uses a variety of vehicles and vesting periods to deliver long-term incentive awards to executive officers. For example, in 2010, time-vest and performance-based restricted stock units were granted to executive officers. Both internal measures and measures of Company performance relative to peers have been used as a basis on which to award long-term compensation to executive officers.

The Company is seeking your approval, on an advisory basis, of the compensation of our named executive officers compensation as described in this Proxy Statement, including the “Compensation Discussion and Analysis”.

This Say-on-Pay vote is advisory; therefore it will not be binding on the Company, our Board of Directors or the compensation committee. However, the compensation committee and Board of Directors value constructive dialogue on executive compensation and other governance topics with our stockholders and encourage all stockholders to vote their shares on this matter. The compensation committee and Board of Directors will consider the outcome of this vote when evaluating future executive compensation programs.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of the compensation for the Company’s named executive officers as set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in this Proxy Statement.

Proposal No. 4 – Advisory Vote on Frequency of Advisory Vote on Executive Compensation

As discussed above, the Dodd-Frank Act also enables stockholders, on an advisory basis, to express their preference on how frequently they would like the Company to conduct future advisory votes on executive compensation. You may indicate whether you would prefer that we conduct these advisory votes every one, two or three years or abstain.

Our Board of Directors understands that there are a number of opinions regarding the relative benefits of a triennial and of a more frequent Say-on-Pay vote.

The Board of Directors unanimously recommends that, in order to foster a more long-term approach to evaluating our executive compensation policies and procedures, the stockholders vote in favor of holding the non-binding, advisory vote on executive compensation every three years.

EXECUTIVE OFFICERS

The names, ages as of April 25, 2011, position and other information concerning our executive officers are set forth below.

Name	Age	Position
Todd M. Hornbeck	42	Chairman, President and Chief Executive Officer (CEO)
Carl G. Annessa	54	Executive Vice President and Chief Operating Officer (COO)
James O. Harp, Jr.	50	Executive Vice President and Chief Financial Officer (CFO)
Samuel A. Giberga	49	Senior Vice President and General Counsel
John S. Cook	42	Senior Vice President and Chief Information Officer (CIO)
Kimberly S. Patterson	54	Senior Vice President and Chief Human Resources Officer (CHRO)

Todd M. Hornbeck has served as our President and as a director since he co-founded the Company in June 1997. Until February 2002, he also served as Chief Operating Officer. In February 2002, he was appointed Chief Executive Officer. In May 2005, he was appointed Chairman of the Board. Until February 2007, he also served as our Secretary. Please refer to “Director Nominees and Voting” above for additional information with respect to Mr. Todd Hornbeck’s background and experience.

Carl G. Annessa was appointed Executive Vice President in February 2005. Prior to that time, Mr. Annessa served as our Vice President of Operations beginning in September 1997. In February 2002, he was appointed Vice President and Chief Operating Officer. Mr. Annessa is responsible for operational oversight and design and implementation of our vessel construction programs. Prior to joining us, he was employed for 17 years by Tidewater Inc. (NYSE:TDW) in various technical and operational management positions, including management of large fleets of offshore supply vessels in the Arabian Gulf, Caribbean and West African markets, and was responsible for the design of several of Tidewater’s vessels. Mr. Annessa was employed for two years by Avondale Shipyards, Inc. as a naval architect before joining Tidewater. Mr. Annessa received a degree in naval architecture and mechanical engineering from the University of Michigan in 1979.

James O. Harp, Jr. was appointed Executive Vice President in February 2005. Prior to that time, Mr. Harp served as our Vice President and Chief Financial Officer beginning in January 2001. Before joining us, Mr. Harp served as Vice President in the Energy Group of RBC Dominion Securities Corporation, an investment banking firm, from August 1999 to January 2001, and as Vice President in the Energy Group of Jefferies & Company, Inc., an investment banking firm, from June 1997 to August 1999. During his investment banking career, Mr. Harp worked extensively with marine-related oil service companies, including as our investment banker in connection with our private placement of common stock in November 2000. From July 1982 to June 1997, he held roles of increasing responsibility in the tax section of Arthur Andersen LLP, ultimately serving as a Tax Principal, and had a significant concentration of international clients in the oil service and maritime industries. Since April 1992, he has also served as Treasurer and Director of SEISCO, Inc., a privately held seismic brokerage company that he co-founded. Mr. Harp is an inactive certified public accountant in Louisiana.

Samuel A. Giberga was appointed Senior Vice President in February 2005. Mr. Giberga has also served as our General Counsel since January 2004. Prior to joining us, Mr. Giberga was engaged in the private practice of law for fourteen years. Mr. Giberga was a partner in the New Orleans based law firm of Correro, Fishman, Haygood, Phelps, Walmsley & Casteix from February 2000 to December 2003 and served as a partner at Rice, Fowler, Kingsmill, Vance & Flint, LLP from March 1996 to February 2000. During his legal career, Mr. Giberga has worked extensively with marine and energy service companies in a variety of contexts with a significant concentration in general business, international and intellectual property matters. He was also a co-founder of Maritime Claims Americas, L.L.C., which operates a network of correspondent offices for marine protection and indemnity associations throughout Latin America. From June 2005 through February 2007, Mr. Giberga served as a director of the American Steamship Owners Mutual Protection and Indemnity Association Inc. (the American Club), a mutual protection and indemnity association in which the Company’s principal operating subsidiaries were then entered as members. Mr. Giberga also served as an adjunct professor in intellectual property law matters at Loyola University Law School in New Orleans.

John S. Cook was appointed Senior Vice President in May 2008. Mr. Cook was designated an executive officer and appointed a Vice President in February 2006. Mr. Cook has also served as our Chief Information Officer since May 2002. Before joining us, Mr. Cook held roles of increasing responsibility in the business consulting section of Arthur Andersen LLP from January 1992 to May 2002, ultimately serving as a Senior Manager. During his consulting career, Mr. Cook assisted numerous marine and energy service companies in various business process and information technology initiatives, including strategic planning and enterprise software implementations. Mr. Cook is a certified public accountant in Louisiana and is a member of the American Institute of Certified Public Accountants and the Society of Louisiana Certified Public Accountants and is a Certified Information Systems Auditor and a Project Management Professional.

Kimberly S. Patterson was appointed Senior Vice President and designated an executive officer in May 2009. Ms. Patterson was hired as Vice President and Chief Human Resources Officer in July 2008. Prior to joining us, Ms. Patterson provided management consulting services in the areas of strategic planning, diversity, succession, M&A and coaching. From 2001 through 2007, Ms. Patterson was Senior Vice President—Human Resources at BE&K, an engineering and construction company. From 1994 to 2000, Ms. Patterson held positions of increasing responsibility, including Vice President—Human Resources, with Sony Electronics Inc. From 1990 to 1993, Ms. Patterson was employed by AB Electrolux, Stockholm, at its North American headquarters as Vice President—Benefits and Compensation. Ms. Patterson began her career in the steel industry with National Steel in 1978 and progressed to National’s holding company, National Intergroup, with human resources responsibilities for FoxMeyer, National Aluminum, Genix, Ben Franklin and other affiliates. Throughout her career, Ms. Patterson has served and led non-profit organizations including Catalyst, the United Way, INROADS and the Hoover City Schools Foundation. Ms. Patterson holds a J.D. from Duquesne University and is admitted to the practice of law in Ohio and Pennsylvania. She received her bachelor’s degree from Carnegie Mellon University, where she received a degree in psychology and industrial administration.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophies and objectives of the Company’s executive compensation program

The Company’s executive compensation programs reflect its entrepreneurial culture and philosophy that executives, including our named executive officers, 1) are hired to devise and execute strategies that create long-term stockholder value consistent with the Company’s mission statement; and 2) are appropriately rewarded for doing so. The objectives of our executive compensation programs are 1) to attract and retain executives that possess abilities essential to the Company’s long-term competitiveness and success; 2) to support a performance-oriented environment; and 3) to create a culture of ownership allowing executives to share meaningfully with stockholders in the long-term enhancement of stockholder value.

The Company’s compensation program for executive officers rewards the following attributes:

•	Performance. The Company rewards decision-making that achieves operating results that increase stockholder value over the long-term and compare favorably to the operating results of our peers.

•

Excellence. The Company expects its executive officers to discharge their duties with excellence and professionalism. The Company expects a high level of enthusiasm, diligence, analytical rigor, business acumen and attention to detail.

•	Leadership. Executives of the Company are expected to demonstrate leadership.

•	Teamwork. Executives are evaluated as members of a team, not merely as individuals.

•

Loyalty. We promote a culture of ownership throughout the Company and reward employees, including our named executive officers, who remain dedicated to the Company over the long-term with equity ownership opportunities.

The elements of compensation used by the Company

The Company’s executive compensation program is comprised of the following elements:

•	Base Salary

•	Cash Incentive Compensation and, when appropriate, Cash Bonuses

•	Equity Incentive Compensation

•	Benefits and Certain Perquisites

Generally. The compensation committee considers Company information, historical compensation information about each executive officer and data derived from market sources, including data regarding certain peer companies, as points of reference for the appropriate mix of compensation elements. In 2010, total annual cash compensation, which consists of base salary, cash incentive compensation and bonuses, was targeted above the median of the Industry Peer Group. Actual total annual cash compensation for 2010 fell below the fiftieth percentile of the Industry Peer Group for our executive officers taken as a group for 2010. In prior years, our named executive officers had the potential to earn equity incentive compensation at or above the seventy-fifth percentile of the Industry Peer Group. However, the equity incentive compensation awarded by our compensation committee fell below the fiftieth percentile for our executive officers taken as a group in 2010. The compensation committee awarded equity incentive compensation in 2010 below the potential maximum after consideration of the general market decline for equity securities and the number of authorized shares remaining under the Company’s incentive compensation plan. Total direct compensation, including total annual cash and equity incentive composition but excluding other compensation was targeted between the fiftieth and seventy-fifth percentiles for our named executive officers, but for 2010 fell below the fiftieth percentile for our named executive officers taken as a group. A discussion concerning how we conduct comparisons with other companies, including our use of compensation consultants and our Industry Peer Group, is provided in the sections entitled “How and when we have used a compensation consultant” and “How and why we benchmark executive compensation against our peers” on pages 27 through 31 below.

To effectively attract, retain and incentivize the best possible executive talent, the Company believes that an executive’s total potential compensation should be attractive, but not guaranteed. The total amount of cash compensation that our executives can earn is contingent upon the Company achieving certain performance measures that are established by the compensation committee. The compensation committee believes these performance measures require a high level of performance and effort by the Company’s executives. For further discussion, see the section entitled “How and why we use adjusted EBITDA as the performance measure to determine whether cash compensation has been earned” on pages 31 through 33 below.

Base Salary. The Company pays base salary to executive officers in order to compensate them for day-to-day services rendered to the Company over the course of each year. Salaries for executive officers are reviewed annually by the compensation committee. In determining individual salaries, the compensation committee considers the scope of the executive’s job responsibilities, unique skill sets and experience, individual contributions, market conditions, current compensation as compared to peer and competitor companies, including the Industry Peer Group, and the Company’s annual financial budget. In addition, the compensation committee considers the overall performance of the Company and the recommendations of the Chief Executive Officer, as they concern the compensation of the other executive officers. Consistent with the Company’s cost-cutting efforts and in light of economic conditions and industry conditions during 2010 and continuing into 2011, the Chief Executive Officer did not recommend, and the compensation committee did not award, base salary increases in 2011 for any of our executive officers for the third consecutive year.

Cash Incentive Compensation and Bonuses. The Company utilizes cash incentive pay in order to incentivize the achievement of specific operating results each year and to encourage short-term performance. Other than the percentage of base salary that can be achieved as set forth in the table below, the program for awarding annual cash incentive pay is identical for all of our executive officers and is described in the employment agreements of Messrs. Hornbeck, Annessa and Harp. In recent years, including 2010, the program has provided for cash incentive payments comprised of two components.

The first component represented 50% of the aggregate potential cash incentive compensation that could be earned by our executive officers and was based on the Company achieving a target level of adjusted EBITDA established at the beginning of the year by the compensation committee. A discussion concerning our use of adjusted EBITDA in connection with compensation-related matters is described in the section entitled “How and why we use adjusted EBITDA as the performance measure to determine whether cash compensation has been earned” on pages 31 through 33 below. The compensation committee also reviews the recommended cash incentive compensation potential of each executive officer not subject to an employment agreement, and may revise, upward or downward, the threshold, target and maximum percentages of base salary that can be awarded to each of them as compensation under the first component.

For compensation paid in recent years, if the Company achieved an adjusted EBITDA between 80% and 100%, or between 100% and 120%, of the adjusted EBITDA target, cash incentive compensation would equal the percentage of base salary that would be earned by the executive officers as determined by the compensation committee based on the actual adjusted EBITDA achieved, interpolated on a straight-line basis between 80% and 100%, or 100% and 120%, as applicable. For the first component of cash incentive compensation to be paid for 2010, the percentage of base salary that could be earned was designed not to increase from the achievement of 100% to 105% of the adjusted EBITDA target. Should the Company have surpassed 105% of the adjusted EBITDA target, the percentage of base salary that would have been earned would have continued to increase on an interpolated, straight-line basis until approximately 125% of the target was achieved. Notwithstanding the foregoing, in accordance with the employment agreements, the compensation committee, in its sole discretion, may award a bonus to the executive officers under the first component for an adjusted EBITDA achievement percentage that is less than 80% or may award an additional bonus to the executive officers for an adjusted EBITDA achievement percentage in excess of 125%.

In recent years, including 2010, the second component of annual cash incentive compensation represented the remaining 50% of the aggregate potential cash incentive compensation that could be earned by our executive officers and was determined by the compensation committee in its sole discretion based on an evaluation of Company and individual performance.

The table below demonstrates the eligibility of each executive officer assuming, as has been historically the case, that the discretionary component equals the formulaic component used to determine cash incentive compensation in 2010.

Executive	Title	Minimum Cash Incentive Compensation @ 80% of Plan (% of Base Salary)	Target Cash Incentive Compensation @ 100-105% of Plan (% of Base Salary)	Maximum Cash Incentive Compensation @ 125% of Plan (% of Base Salary)
Todd M. Hornbeck	Chairman, President & CEO	20.00%	100.00%	200.00%
Carl G. Annessa	Executive Vice President & COO	20.00%	100.00%	200.00%
James O. Harp, Jr.	Executive Vice President & CFO	20.00%	100.00%	200.00%
Samuel A. Giberga.	Senior Vice President & General Counsel	20.00%	75.00%	131.26%
John S. Cook.	Senior Vice President & CIO	20.00%	75.00%	131.26%
Kimberly S. Patterson,.	Senior Vice President & CHRO	20.00%	75.00%	131.26%

In extraordinary circumstances, such as the Company’s initial public offering of common stock in 2004 and the Sea Mar acquisition in 2007, the compensation committee can, and has, awarded accomplishment-specific bonuses to the executive officers that exceed the incentive cash compensation derived under the formulaic approach of the first component and the corresponding second component.

In 2010, the adjusted EBITDA target was set at approximately $181 million based on the industry downturn experienced in 2009 and early 2010. Such target was established before the Deepwater Horizon disaster, the subsequent moratorium and the de facto regulatory moratorium, and was not altered despite such events. The Company’s actual 2010 adjusted EBITDA was approximately $190 million, or approximately 105% of the adjusted EBITDA target. This performance entitled each of the executive officers to receive the target level cash incentive compensation according to the interpolated, straight-line basis approach allowed under the first component of the program described above. The compensation committee exercised its discretion to award each of the executive officers a commensurate amount of cash incentive compensation under the second component of the cash incentive program to arrive at a total aggregate payout of 100% of target cash incentive compensation (first and second components). In exercising this discretion, the compensation committee considered the Company’s overall performance in 2010 relative to its peers. It also considered matters outside of management’s control, such as the Deepwater Horizon incident which occurred in the U.S. Gulf of Mexico, or GoM, in April 2010, and the aftermath, including the federal government-imposed moratorium on drilling in deepwater in the GoM and the de facto regulatory moratorium that continues in the GoM, that resulted in depressed market conditions. The compensation committee also took into account the Company’s execution of post-Deepwater Horizon operations both in the GoM and its expansion of international operations as well as cost cuts achieved during 2010 that enabled the Company to avoid more significant operating margin erosion.

Equity Incentive Compensation. The Company believes that the interests of stockholders are best served when a meaningful portion of executive and management compensation is tied to equity ownership. Pursuant to the Company’s incentive compensation plan, the compensation committee is authorized to grant stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and other equity-based awards. The Company uses a combination of stock options and restricted stock unit awards as a means to incentivize long-term employment and performance and to align individual compensation with the objective of building long-term stockholder value. The Company uses equity incentive compensation, with vesting based on time, performance or both, as a means of encouraging a “culture of ownership” among employees, including our named executive officers. The compensation committee believes that by using equity forms of incentive compensation, the interests of the Company’s stockholders and the Company’s management employees remain aligned over the long-term. The compensation committee exercises discretion in determining the number and type of equity awards to be given to our executive officers as long-term incentive compensation. In exercising its discretion, the compensation committee considers a number of factors, including individual responsibilities, competitive market data, stock price performance, and individual and Company performance. Subject to the express provisions of the incentive compensation plan and direction from the Board, the compensation committee is authorized, among other things, (i) to select the executives to whom equity awards will be granted; (ii) to determine the type, size, terms and conditions of equity awards including vesting provisions and whether such equity awards will be time or performance-based; and (iii) to establish the terms for treatment of equity awards upon a termination of employment.

Historically, the compensation committee’s practice was to award options at an exercise price, and to award restricted stock unit awards based on a price, equal to the NYSE’s closing price of the Company’s common stock on the effective date of the grant. For restricted stock units awarded during the 2009 and 2010 annual grant process, the compensation committee considered the impact of the 2008-09 recession on our then-current stock price in determining the number of restricted stock units to award as equity incentive compensation. Such grants are typically made to executive officers at the February meetings of the Board and the compensation committee each year, which usually precede the public announcement of the Company’s fourth quarter earnings for the prior year by a few days. For awards made in the 2011 grant process, the compensation committee awarded grants with a value equal to the pre-determined long-term incentive award targets for the executive officers. The grant date of such awards was February 23, 2011, several days following the public announcement of the Company’s fourth quarter earnings for 2010.

In setting individual awards for the annual grants made in 2008, 2009 and 2010, the compensation committee considered updated studies from our compensation consultant at the time, Mercer Human Resources Consulting, or Mercer, of our executive compensation relative to our Industry Peer Group, as discussed below, which were used to determine annual equity incentive grants for the Company’s executive officers in 2008, 2009 and 2010. For the long-term equity incentive grants awarded in 2008, 2009 and 2010, the Company used a combination of time-based and performance-based restricted stock unit awards. Please see the table in the section entitled “Management of dilution caused by equity compensation” on page 33 below for a discussion of the vesting periods of such awards. For awards made in the 2011 grant process, the compensation committee considered compensation studies conducted by our compensation consultant retained in late 2010, Pearl Meyer & Partners, or PMP, and determined to use a combination of performance-based and time-based restricted stock units as well as stock options to deliver equity awards to executive officers.

Performance-based restricted stock unit awards given to named executive officers in February 2008 were dependent on 1) such officer’s service for three years following the grant and 2) the Company achieving specified relative stock price performance objectives. On February 17, 2011, it was determined that none of the performance-based restricted stock unit awards granted to Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook on February 18, 2008 would vest and these executive officers would forfeit 62,864, 27,636, 27,636, 13,362 and 12,148 shares respectively. The forfeited amounts represent all of the performance-based restricted stock unit awards that could have been awarded under the 2008 restricted stock unit award agreements. As specified in such award agreements, the forfeitures resulted from the Company’s stock price performance relative to a peer group that was separate and distinct from the Industry Peer Group used to benchmark overall executive compensation.

Based on achieving threshold performance goals, our executive officers had the potential to earn equity incentive compensation approximately equal to the seventy-fifth percentile of the Industry Peer Group determined during the 2008 compensation benchmarking process. After taking into account the effect of the previously mentioned forfeitures of the performance-based restricted stock unit awards granted in February 2008, actual equity incentive compensation and total direct compensation for the 2008 compensation period fell below the fiftieth percentile for our executive officers taken as a group.

Performance-based restricted stock unit awards given to executive officers in February 2009 are dependent on 1) such officer’s service for three years following the grant and 2) whether or not the Company achieves any one of the following performance criteria during the performance period: (a) achieve construction work in progress (CWIP) adjusted return on invested capital (Adjusted ROIC) of at least 8% for the three consecutive fiscal-year periods ending December 31, 2011; (b) achieve return on equity (ROE) of at least 10% for the three consecutive fiscal-year periods ending December 31, 2011; (c) achieve OSV segment operating profit margin of at least 25% for the three consecutive fiscal-year periods ending December 31, 2011; or (d) achieve 20% growth in EBITDA for our OSV segment, as reported for the fiscal year ended December 31, 2008, for any consecutive four-quarter calendar period ending during the three-year performance period.

Performance-based restricted stock unit awards given to executive officers in February 2010 may vest from 0% to 100% of the target number of shares, on the third, fourth or fifth anniversary of the Grant Date, based on the achievement of pre-defined performance criteria discussed below and utilizing a three-year rolling average. Fifty percent (50%) of the performance-based units will vest based on the achievement of a three-year rolling average of construction work in progress adjusted return on invested capital (Adjusted ROIC) for our OSV segment in accordance with a pre-established series of economic value-added (EVA) spreads of 200 to 600 basis points (bps) with two additional years to achieve such three-year average(s). Fifty percent (50%) will vest based on the achievement of a three-year rolling average OSV operating margin in accordance with a pre-defined schedule of operating margin tiers, with two additional years to achieve such three-year average(s).

Benefits and Perquisites. The Company provides the executive officers and other employees with perquisites and other personal benefits as part of providing a competitive executive compensation program and for employee retention. The following table generally identifies the Company’s benefit plans and identifies those employees who may be eligible to participate. The executive officers participate in the following benefit plans in the same manner that our employees do, except where noted as below:

Benefit Plan	Executive Officers	Certain Managers	Full-time Employees	Notes
Medical Insurance	X	X	X	(1)
Dental Insurance	X	X	X	(1)
Vision Insurance	X	X	X	(1)
Employee Assistance Plan	X	X	X
Life and Disability Insurance	X	X	X	(2)
Flexible Spending Accounts	X	X	X
Employee Stock Purchase Plan	X	X	X
401(k) Plan	X	X	X

(1)	In 2010, Messrs. Todd Hornbeck, Carl Annessa, James Harp, Samuel Giberga, John Cook and Ms. Kimberly Patterson had a supplemental medical insurance policy that pays all out-of-pocket medical, dental and vision expenses.
(2)	The executive officers and certain other officers have company-paid basic life and accidental death and dismemberment insurance of 1.5 times their salary, up to $300,000. All other employees have company-paid basic life and accidental death and dismemberment insurance of 1.5 times their salary, up to $100,000. In addition, the Chief Executive Officer and each of the Company’s Vice Presidents are eligible to receive disability benefits as long as they are disabled from performing their own occupation. For all other employees, they are entitled to disability benefits up to 36 months if they are disabled from performing their own occupation, and after 36 months they must be unable to work in any occupation.

The Company believes it should provide limited perquisites for executive officers. As a result, the Company has historically given nominal perquisites. The following table generally illustrates the perquisites we do and do not provide and identifies those employees who may be eligible to receive them:

Type of Perquisite	Executive Officers	Certain Managers	Certain Full Time Employees
Company Vehicle	X(1)	Not offered	Not offered
Vehicle Allowance	Not offered	X	X
Supplemental Medical Insurance	X	Not offered	Not offered
Country Club Memberships	Not offered	Not offered	Not offered
Dwellings for Personal Use	Not offered	Not offered	Not offered
Security Services	Not offered	Not offered	Not offered
Supplemental Executive Retirement Program (SERP)	Not offered	Not offered	Not offered
Deferred Compensation Plan	X(2)	Not offered	Not offered

(1)	Only applicable to Messrs. Todd Hornbeck, Carl Annessa and James Harp.
(2)	A Deferred Compensation Plan was adopted by the Board of Directors during 2007. However, no matching provision has been authorized under the plan and no executive has availed him or herself of plan participation.

How the elements of compensation fit into our overall compensation objectives

Consistent with the Company’s compensation philosophy and objectives discussed above, the compensation committee believes that its use of the three primary components of compensation described above provides competitive salaries, allows opportunities for significant cash incentive compensation to encourage short-term performance and establishes significant long-term equity incentive opportunities aligned with stockholder interests.

The role of the Compensation Committee

Our compensation committee is comprised solely of directors who (i) meet the independence requirements of Section 303A of the New York Stock Exchange, or NYSE, Listed Company Manual, the provisions of Section 952 of the Dodd-Frank Act, and any other regulatory requirements, (ii) qualify as “Non-Employee Directors” under Rule 16b-3 of the Exchange Act, and (iii) satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The compensation committee is responsible for 1) establishing and administering an overall compensation program for our executive officers and approving all compensation for executive officers; 2) establishing and administering the Company’s policies governing annual cash compensation and equity incentive awards for employees other than executive officers and 3) administering the Company’s incentive compensation and certain employee benefit plans. The compensation committee meets several times each year to analyze and discuss the Company’s compensation plans, proposals and other compensation-related issues. It also engages in several informal sessions with and without executive management. These sessions usually coincide with the Company’s annual budget process. At the regular meeting of the compensation committee in February of each year, the compensation committee determines and approves the award, if any, of prior year cash incentive compensation. In addition, at its February meeting, the compensation committee determines the current year’s annual compensation for our executive officers, including the establishment of base salaries, determination of potential cash incentive compensation targets and participation levels of each named executive officer and approval of long-term incentive compensation awards. When appropriate, the compensation committee recommends to the full Board of Directors compensation or benefit policies or plans or amendments to existing policies or plans and amendments to employment agreements with executive officers. The Chief Executive Officer reviews the performance of the other executive officers and recommends to the compensation committee the base salary, cash incentive compensation, equity incentive compensation and other benefits for such officers. The compensation committee considers the Chief Executive Officer’s recommendations when establishing the base salary, cash incentive compensation, equity incentive compensation and other benefits for the other executive officers.

The compensation committee analyzes tally sheets that are prepared by management. The purpose of these tally sheets is to compile in one place, segregated by compensation elements, the amount of actual compensation that each of our executive officers was paid in the prior year and the potential compensation proposed to be paid in the current year. The tally sheets help ensure that there is a correlation between the Company’s compensation philosophy and objectives and the actual compensation of our executives. These tally sheets reflect all compensation and related commitments for executive officers, including base salary, annual performance-based cash incentives, cash bonuses, if applicable, outstanding and proposed stock options, restricted stock awards and restricted stock unit awards, benefits and perquisites. The tally sheets also include the amounts that our executive officers would receive in the event of a termination in their employment or change in control of the Company. The tally sheets are intended to provide the compensation committee with a comprehensive single point of reference for all of the compensation earned by or proposed for our executives. The tally sheets are provided with benchmarking data for comparable executives in our Industry Peer Group and Direct Peer Group. For more information about the companies contained in our Industry Peer Group and Direct Peer Group, please see the section entitled, “How and why we benchmark executive compensation against our peers” on pages 29 through 31 below.

How and when we have used a compensation consultant

The compensation committee has the authority to directly engage independent consultants. Generally, consultants have provided advice on compensation strategy and program design. Consultants have also been used to compare the Company’s compensation programs with those of other companies. In 2005, the compensation committee engaged Mercer to provide a study of our executive and director compensation and to advise appropriate strategies for motivating and rewarding our executives. As part of its report, Mercer recommended the composition of our Industry Peer Group.

In late 2008 and early 2010, the compensation committee engaged Mercer to perform updated studies of our executive compensation and to review our Industry Peer Group, which were used to help determine and benchmark compensation for the executive officers in 2009 and 2010, respectively. The results of the study were supplemented in each of those years by referring to survey data available to the Company through Equilar, Inc., or Equilar, an executive compensation data subscription service. We have selected Equilar as the source of public company filings based upon our consideration of the completeness and timeliness of the proxy data compiled and reported by Equilar.

As discussed above, the compensation committee engaged Mercer to provide advice and recommendations on the amount and structure of our 2009 executive compensation and the composition of the Industry Peer Group against which such compensation would be benchmarked. In 2010, the Company paid Mercer approximately $58,000 for executive compensation services. The Company also engaged Mercer and Marsh USA, Inc, both subsidiaries of Marsh and McLennan Companies, Inc., to perform non-executive compensation services. During 2010, the Company paid these affiliate companies approximately $526,000. In preparation for 2011 executive compensation planning and recognizing the level of other services provided by the affiliates of Mercer, in late 2010, the compensation committee evaluated other independent consultants and engaged PMP instead of Mercer, to provide advice on the compensation strategy and program design as well as to review and recommend an updated Peer Group. During 2010, PMP was not paid or engaged for the performance of any non-executive compensation services.

The compensation committee may choose to retain outside compensation consultants, such as PMP, to review compensation issues again in the future.

How and why we benchmark executive compensation against our peers

We compete with other companies for executive talent. In doing so, we consider prevailing executive compensation trends in order to establish whether our compensation is appropriate, competitive and in-line with our overall executive compensation philosophy and objectives. The compensation committee considers competitive market data including compensation levels and other information derived from: 1) public filings of publicly traded energy service companies (including publicly traded marine service companies, some of which are direct competitors) identified by compensation consultants or the compensation committee as having sufficiently similar operating characteristics with the Company so as to provide a source of meaningful comparison, or our Industry Peer Group; 2) public filings of publicly traded marine service companies that are our direct competitors, or our Direct Peer Group; and 3) published survey information for the energy industry as well as the broader commercial industry, when appropriate. Our competitive market is not comprised strictly of vessel owners because the competition we face for executive talent is not limited to marine companies and we believe that the number of such companies represents too small of a sample size for a reasonable comparison. Generally, the compensation committee considers how the compensation of our executives compares with the individual elements of, as well as the total direct compensation of, the named executive officers of the groups described above. The compensation committee has historically considered the median compensation levels determined at the fiftieth, sixtieth and seventy-fifth percentiles of the groups described above among the factors it uses when establishing executive compensation. As data from certain members of our Industry Peer Group loses comparability or becomes unavailable as a result of acquisitions or other transactions, they will be removed from the list. The companies included in the Industry Peer Group used to benchmark 2010 executive compensation consisted of the following:

Industry Peer Group Used in 2010 to Benchmark Executive Compensation (1)
Gulfmark Offshore Inc. (GLF)
Tidewater Inc. (TDW)
Seacor Holdings Inc. (CKH)
Superior Energy Services Inc. (SPN)
Global Industries LTD (GLBL)
Oceaneering International, Inc. (OII)
Diamond Offshore Drilling, Inc. (DO) (2)
ENSCO Plc (ESV) (2)
Noble Energy Inc. (NBL) (2)
Transocean Ltd (RIG) (2)

(1)	The following companies were removed from the Industry Peer Group used to benchmark 2009 executive compensation as a result of the updating performed by Mercer in late 2008.
•	Overseas Shipholding Group (OSG)
•	Oil States International Inc. (OIS)
•	Rowan Companies Inc. (RDC)
•	Cal Dive International, Inc. (DVR)
•	Hercules Offshore, Inc. (HERO)
•	Trico Marine Services, Inc. (TRMA)
(2)	Diamond Offshore Drilling, Inc. (DO), ENSCO Plc (ESV), Noble Energy Inc. (NBL), and Transocean Ltd RIG) were added to the Industry Peer Group as a result of the updating performed by Mercer in late 2008.

When establishing executive compensation to be paid in 2010 and 2011, the compensation committee considered competitive market data of our Direct Peer Group, in addition to our Industry Peer Group, as updated by Mercer in early 2010. The companies included in the Direct Peer Group used to benchmark 2010 and 2011 executive compensation consisted of the following:

Direct Peer Group Used to Benchmark Executive Compensation
Gulfmark Offshore Inc. (GLF)
Tidewater Inc. (TDW)
Seacor Holdings Inc. (CKH)

Following their selection as executive compensation consultants, PMP proposed a new peer group against which to compare our executive and director pay. The new 12-company peer group, or PMP 12 Peer Group, incorporates many of the companies from our prior peer groups and, at the same time, others that more closely reflect the Company’s revenue and size. The companies included in the PMP 12 Peer Group used to benchmark 2011 executive compensation consisted of the following:

PMP 12 Peer Group Used in 2011 to Benchmark Executive Compensation (1)
Gulfmark Offshore Inc. (GLF)
Tidewater Inc. (TDW)
Seacor Holdings Inc. (CKH)
Superior Energy Services Inc. (SPN)
Global Industries LTD (GLBL)
Oceaneering International, Inc. (OII)
Diamond Offshore Drilling, Inc. (DO) (2)
Ensco International plc (ESV) (2)
Atwood Oceanics Inc. (ATW) (2)
Helix Energy Solutions Group, Inc. (HLX) (2)
Tesco Corp. (TESO) (2)
Bristow Group Inc. (BRS) (2)

(1)	The following companies were removed from the Industry Peer Group used to benchmark 2010 executive compensation as a result of the updating performed by PMP in early 2011:
•	Transocean Ltd (RIG)
•	Noble Energy, Inc. (NBL)
(2)	Atwood Oceanics Inc. (ATW), Helix Energy Solutions Group Inc. (HLX), Tesco Corp (TESO), and Bristow Group Inc. (BRS) were added to the Industry Peer Group as a result of the refresh performed by PMP in early 2011.

In 2010, total annual cash compensation, which consists of base salary, cash incentive compensation and bonuses, was targeted above the median of the Industry Peer Group. Actual total annual cash compensation for 2010 fell below the fiftieth percentile of the Industry Peer Group for our executive officers taken as a group for 2010. In prior years, our named executive officers had the potential to earn equity incentive compensation at or above the seventy-fifth percentile of the Industry Peer Group. However, the equity incentive compensation awarded by our compensation committee fell below the fiftieth percentile for our executive officers taken as a group in 2010. The compensation committee awarded equity incentive compensation in 2010 below the potential maximum after consideration of the general market decline for equity securities and the number of authorized shares remaining under the Company’s incentive compensation plan. We use proxy data provided by Equilar to value equity incentive compensation during the benchmarking process, which utilizes a standard set of assumptions applied to the Black-Scholes model. The assumptions (term, volatility, dividend yield, and interest rate) are derived from information found in our Grants of Plan-Based Awards Table and those of the companies that comprise our Industry Peer Group. Total direct compensation, including total annual cash and equity incentive compensation but excluding other compensation, also fell below the fiftieth percentile for our named executive officers taken as a group for 2010.

The role of executive management in the compensation process

The compensation committee works with executive management with respect to the practical aspects of the design and execution of our executive compensation programs. Because our executives’ non-equity compensation is derived, in part, from the Company’s annual operating performance, the annual budget process is a key component of the process by which compensation is determined. The Chief Executive Officer and other members of management also evaluate comparative data of the Industry Peer Group and the broader commercial industry in order to compare proposed compensation against such peer companies and provide such information to the compensation committee. Following proposals made by executive management, including the Chief Executive Officer’s recommendations regarding the other named executive officers, the compensation committee engages in one or more discussion sessions, with and without executive management, in order to make a final determination of compensation for the executive officers.

How and why we use adjusted EBITDA as the performance measure to determine whether incentive cash compensation has been earned

We disclose and discuss EBITDA as a non-GAAP financial measure in our public releases, including quarterly earnings releases, investor conference calls and other filings with the Commission. EBITDA is used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iii) to assess our ability to service existing fixed charges and incur additional indebtedness. Because of the significance of EBITDA to the Company as an analytical measure, in recent years, including 2010, the compensation committee used EBITDA, which may be adjusted for certain items, as the objective criterion for determining the amount of annual cash incentive compensation that may be paid to our executive officers and other shore-based employees. Adjustments that the compensation committee makes to EBITDA include adjustments for losses on early extinguishment of debt, stock-based compensation expense and interest income. Adjustments to other items may be made in years in which they have relevance to our compensation analysis and/or are unpredictable for budgeting purposes. In setting the adjusted EBITDA target used for purposes of determining eligibility for our cash incentive compensation, the compensation committee sets the adjusted EBITDA target based on expected performance for the year taking into account industry conditions, competitor performance and expectations of the Board of Directors. Our goal is to ensure that management only begins to share, financially, in results after our stockholders have received an appropriate opportunity to achieve return on their invested capital. This approach has historically resulted in adjusted EBITDA targets that are designed to incentivize management to perform at demanding levels. Please see the section entitled “Cash Incentive Compensation and Bonuses” on pages 21 through 23 above for a discussion of the compensation committee’s actions with respect to cash incentive compensation for 2010.

The adjusted EBITDA target is not necessarily the same as that which the Company may from time to time include in earnings guidance. However, if guidance for a year is given, the adjusted EBITDA target established at the beginning of the year is within the initial range of earnings guidance announced by the Company for that year. While the Company may alter its guidance range during the year, it has not, in the past, changed the adjusted EBITDA target other than, on occasion, to adjust for significant acquisitions, dispositions or financings that may have occurred that were unanticipated at the time the adjusted EBITDA target was originally set.

The Company’s objective is to increase EBITDA in conjunction with the growth of our fleet and improving market conditions. Until 2009, the Company historically met or exceeded its adjusted EBITDA target. In 2009, the major factors affecting the Company’s inability to meet its increased adjusted EBITDA target included the continued weakness in the overall economy, depressed commodity prices, especially natural gas prices, and less exploration, development and production spending by our customers. Consequently, we experienced weakened demand for our services, which had a corresponding negative impact on our dayrates, utilization and EBITDA.

In 2010, the Deepwater Horizon incident in the GoM, the subsequent drilling moratorium and the ongoing de facto regulatory moratorium continued to negatively impact these aspects of our domestic business. The degree of difficulty in achieving the adjusted EBITDA target, as reflected in 2010, was impacted by a number of factors, including:

•

The probability for volatility in demand for our OSV services due to changes in the level of offshore oil and gas exploration, development and production on the basis of changes in capital spending budgets of our customers, unavailability of drilling rigs in the GoM, our principal operating area, prevailing oil and natural gas prices and expectations about future prices and price volatility, weather conditions, and other factors beyond our control

•	Possible reduction in dayrates, profitability and market share due to increases in the supply of vessels and intensifying competition in our industry

•

The potential failure to successfully complete repairs, maintenance and routine drydockings on schedule and on budget and to utilize such vessels and the other vessels in our fleet at profitable levels

•

Adverse effects of the cost, manner or feasibility of doing business resulting from the complex laws and regulations, including environmental regulations, to which the Company and its customers are subject

•

The potential for disruption of our business due to catastrophic marine disasters, adverse weather and sea conditions, mechanical failures, collisions or allisions, oil and hazardous substance spills, navigation errors, acts of God, and war and terrorism for which insurance may be unavailable or inadequate to protect us from the resulting losses

•	The effect of unexpected increases in operating expenses such as materials and supplies, crew wages, maintenance and repairs, and insurance costs.

Further detail of the above risks and certain other internal and external risks the Company faces can be found in our “Risk Factors” in the Company’s 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2011.

Because of the continuing impact of the on-going de facto regulatory moratorium imposed by the US federal government in the GoM, the Board concluded with management that, until more certainty regarding drilling permits in the GoM is achieved, it would not be fruitful to prepare a detailed budget, including our EBITDA target for compensation purposes. Accordingly, it is the intention of the compensation committee, with the concurrence of the executive officers, that both components of cash incentive compensation and bonuses for 2011 will be fully at the discretion of the compensation committee. If conditions change, and permits are again being issued on a consistent basis, the compensation committee and management may at that time revisit the development of a budget and establishment of an EBITDA target for the historically objective component of cash incentive compensation for 2011.

Management of dilution caused by equity compensation

Under our incentive compensation plan, the Company is authorized to issue a maximum of 4,200,000 shares of Common Stock as awards and, as of February 28, 2011, 780,071 shares remain available for future grants.

The Company is mindful of and considers, among other things, dilution and the rate at which shares are used and intends to target an annual share usage level consistent with industry benchmarks compiled by RiskMetrics or reputable outside consultants, such as Mercer, PMP, and other independent third-party sources. The Company also manages dilution and burn rate by tying some portion of RSU awards to performance measures. The actual annual usage rate based on shares granted divided by total shares outstanding is expected to vary from year to year, depending on the achievement of specified performance targets and objectives. In keeping with its overall compensation philosophy and entrepreneurial culture, the Company has historically granted a significant amount of stock-based compensation to employees other than its named executive officers. Overall, the shares granted to employees in February 2008, February 2009 and February 2010 represented approximately 1.8%,1.0% and 1.5% of the Company’s then-outstanding shares, respectively.

The following table shows the quantity and type of RSUs granted during the fiscal years ended December 31, 2008, 2009 and 2010.

Grant Year	Grant Type	Quantity Granted (#) (1)	Vesting Period	Vesting Detail
2008	Time-Based RSUs	300,108	3 years	Cliff Vest After Service Period
	Performance-Based RSUs (2)	111,830	3 years	Cliff Vest After Performance Period

2009	Time-Based RSUs	145,642	4 years	Vesting At Annual Intervals Throughout Service Period
	Performance-Based RSUs (3)	127,685	3 years	Cliff Vest After Performance Period

2010	Time-Based RSUs	122,955	3 years	Vesting At Annual Intervals Throughout Service Period
	Time-Based RSUs	168,418	3 years	Cliff Vest After Service Period
	Performance-Based RSUs (4)	122,955	3 years	Cliff Vest After 3rd, 4th or 5th anniversary

(1)	Amounts listed in the Quantity Granted column represent target shares granted to executive officers and other employees during the annual grant process in addition to those awarded to new-hire employees throughout the remainder of the year. Certain performance-based RSUs granted in February 2008 provide that up to 200% of target shares awarded may be earned. Such potential additional shares awarded are not reflected in this table.

(2)	All performance-based RSUs granted during 2008 were scheduled to cliff vest on February 18, 2011 pending the Company’s achievement of performance criteria defined in the respective grant agreements. On February 17, 2011, it was determined that none of target shares awarded to named executive officers would vest and the target RSUs were forfeited by Messrs. Hornbeck, Annessa, Harp, Giberga and Cook, respectively, due to the Company’s relative stock price performance. All remaining performance-based RSUs granted to non-executive officer employees contained internal performance goals that were achieved by the Company during the measurement period and therefore vested at 100% of target on February 18, 2011.
(3)	All performance-based RSUs granted during 2009 are scheduled to cliff vest on February 17, 2012, pending the Company’s achievement of performance criteria defined in the respective grant agreements. The 2009 grant agreements do not provide for the potential to earn awards at a percentage greater than 100% of target shares awarded.
(4)	All performance-based RSUs granted during 2010 are scheduled to vest on the third, fourth or fifth anniversary of the Grant Date, subject to the achievement of internal performance criteria defined in the respective grant agreements. The 2010 grant agreements do not provide for the potential to earn awards at a percentage greater than 100% of target shares awarded.

Tax and accounting treatment issues

Under Section 162(m) of the Code, the Company may not deduct, for federal income tax purposes, compensation paid in excess of $1,000,000 to a named executive officer employed by the Company at year-end unless it qualifies as “performance-based compensation.” As part of its responsibilities, the compensation committee reviews and considers the deductibility of compensation paid to executive officers under Section 162(m) of the Code, and, generally, has endeavored to design the compensation payable to the Company’s executive officers so that it is fully deductible by the Company. A portion of the compensation paid pursuant to our annual incentive bonus plan and certain of our restricted stock unit awards generally qualify as “performance-based compensation” for purposes of Section 162(m). Base salaries, bonuses and time-based restricted stock unit award grants do not qualify as “performance-based compensation” pursuant to the requirements of Section 162(m). The compensation committee believes that, in order to ensure competitive levels of total compensation for its executive officers, there may be circumstances in which the Company’s interests are best served by approving compensation for its executive officers that will not meet the requirements of Section 162(m) of the Code and, therefore, will not be deductible by the Company for federal income tax purposes. Accordingly, the compensation committee has approved, and may approve in the future, compensation for one or more of its executive officers that is not deductible for federal income tax purposes. For 2010, compensation for Mr. Todd Hornbeck exceeded the Section 162(m) limitation due primarily to a combination of base salary and incentive awards not considered to be “performance-based compensation” under Section 162(m).

Under FASB Accounting Standard 718—Stock Compensation, the Company is required to record stock-based compensation expense related to equity awards prior to the vesting of those awards. In February 2008, the Company granted performance-based restricted stock unit awards that utilize market-based conditions in the performance criteria. This accounting standard requires the Company to record stock-based compensation expense for these performance-based awards, which are valued using a Monte Carlo simulation, even if vesting does not ultimately occur. As a result, the Company may record compensation expense for certain restricted stock and restricted stock unit awards that are never earned by the employee. On February 13, 2010, it was determined that 83% of the targeted performance-based restricted stock awards granted on February 13, 2007 would vest and the remainder of the awards were forfeited, as the Company did not meet certain stock price performance objectives specified in the grant agreement. Because the performance-criterion for these restricted stock awards represents a market-based condition, the Company was not permitted under the accounting rule to reverse upon forfeiture in February 2010 the stock-based compensation expense recognized over the three-year vesting period beginning in February 2007. In February 2009 and February 2010, the Company granted performance-based restricted stock unit awards that utilize internal performance criteria. If it is determined in February 2012 and February 2013, respectively, that the Company did not meet the internal performance criteria defined in the grant agreements, the Company would be permitted under the accounting rule to reverse any expense previously recognized upon forfeiture of these awards.

Our review and analysis of the need for termination and change in control arrangements

The Company uses employment agreements in the Company’s retention efforts for certain key executives and can, under appropriate circumstances, use them for recruiting purposes. The Company has entered into long-term employment agreements with its three most senior executive officers. Todd M. Hornbeck serves as our President and Chief Executive Officer, Carl G. Annessa serves as our Executive Vice President and Chief Operating Officer and James O. Harp, Jr. serves as our Executive Vice President and Chief Financial Officer. Each long-term employment agreement has a current term expiring December 31, 2013. The terms of each agreement automatically extend for an additional year every January 1, unless notice of termination is given before such date by the employee or us. Under the terms of our incentive compensation plan, and such employment agreements, the Chief Executive Officer and the other executive officers named above are entitled to payments and benefits upon the occurrence of specified events including termination of employment without cause and upon a change in control of the Company.

In the case of each employment agreement, the terms of the termination and change in control arrangements were established through a process of arms-length negotiations between the Company and the applicable executive officer. In February 2007, the compensation committee reevaluated the terms of the employment agreements and determined to strengthen, and in the case of our Chief Executive Officer to add, provisions that restrict the ability of these individuals to compete with the Company following their termination of employment with the Company. In addition, the agreements were amended to add provisions that prohibit the solicitation of employees for a specified period following termination of employment and that enhance obligations concerning confidentiality of Company information. The foregoing restrictions were a significant factor considered by the compensation committee in agreeing to termination and change in control payments under the employment agreements. The age of our executives was also a factor in favor of our obtaining the foregoing restrictions in exchange for termination payments. All of our executive officers are of such an age that if terminated, will likely continue working. It is also likely that any future employment would be with a competitor. Consequently, the compensation committee determined that it was in the company’s best interest to have obtained such enhanced restrictions in exchange for termination and change in control payment provisions and gross-up provisions for (a) income taxes, if any, payable with respect to extended medical benefits and for (b) excise taxes payable with respect to any excess payments under Section 280G of the Code and for (c) excise taxes and all other taxes with respect to any gross-up payments under (b).

In August 2008, the Company entered into change in control agreements with Samuel A. Giberga, Senior Vice President and General Counsel, and John S. Cook, Senior Vice

President and Chief Information Officer. In August 2009, the Company entered into a change in control agreement with Kimberly S. Patterson, Senior Vice President and Chief Human Resources Officer. The terms of the change in control agreements are substantially the same as the change in control provisions defined in the employment agreements discussed above except for the multiple regarding cash amounts received for salary and bonus and the time period for which medical and other insurance benefits would be provided after termination subsequent to a change in control. The change in control agreements also restrict the ability of Messrs. Giberga and Cook and Ms. Patterson to compete with the Company following their termination of employment with the Company, prohibit the solicitation of employees for a specified period following termination of employment, and delineate obligations concerning confidentiality of Company information. The change in control agreements also include gross-up provisions for (a) income taxes, if any, payable with respect to extended medical benefits and for (b) excise taxes payable with respect to any excess payments under Section 280G of the Code and for (c) excise taxes and all other taxes with respect to any gross-up payments under (b).

To the extent that accelerated vesting provisions are not expressly addressed otherwise in the employment agreements or the change in control agreements, as applicable, each of our executive officers is entitled to accelerated vesting of incentive compensation awards in the event of retirement, death or disability pursuant to the terms of our incentive compensation plan. The specific terms of the arrangements described in this section, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end 2010, are described in detail in the section entitled “Potential Payments Upon Termination or Change-in-Control” on pages 45 through 50 below.

Our policies regarding trading in our securities by our executive officers

The Company has in effect a written Insider Trading Policy, which is applicable to all personnel. The policy forbids trading in our securities at any time the individual employee is in possession of material non-public information. In addition, irrespective of whether the individual employee is in possession of material non-public information, the policy prohibits trading at any time that the Company has closed its trading window. Since one effect of the trading window is to limit significantly the period of time in any given year in which trading in our securities may be undertaken by the Company’s officers, directors and certain of its shore-based employees, the Company has authorized the use of stock trading plans that comply with Rule 10b5-1 under the Exchange Act. Under such a qualified plan, trading may occur at any time pursuant to a pre-approved trading plan over which the officer, director or employee has no discretion or control. In addition, the Insider Trading Policy contains a prohibition against writing or trading in options on our securities or otherwise engaging in derivative or hedging transactions involving our securities. The Insider Trading Policy also restricts the ability of officers or directors, including our named executive officers, from engaging in margin transactions, pledging or otherwise using our securities to collateralize indebtedness, without authorization. While the Company encourages and promotes share ownership by all of its employees, it does not have a written policy concerning share ownership by executive officers or other employees. See the section entitled “Principal Stockholders” on pages 54 and 55 below for information regarding share ownership by our executive officers.

Post year-end actions affecting compensation

As discussed above, in February of each year the compensation committee determines the cash incentive compensation and/or bonuses for the executive officers for services provided during the previous fiscal year. The compensation committee also determines equity incentive compensation awards for the executive officers, taking into account services provided during the previous fiscal year and the intended incentive for long-term employment and performance.

All budgeted annual salaries, equity incentive awards, potential cash incentive awards and the adjusted EBITDA target related thereto applicable to the executive officers are addressed by the Board of Directors in its approval of the Company’s final annual budget.

2010 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the executive officers for the fiscal year ended December 31, 2010. Amounts listed under the column “Non-Equity Incentive Plan Compensation,” were determined by the Committee at its February 15, 2011 meeting and were paid shortly thereafter.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd M. Hornbeck	2010	$575,000	$—	$2,027,000	$—	$575,000	$—	$47,009	$3,224,009
Chairman, President & CEO	2009	575,000	—	1,237,600	—	287,500	—	46,642	2,146,742
	2008	575,000	—	3,185,473	—	690,000	—	70,101	4,520,574

Carl G. Annessa	2010	$350,000	$—	$891,191	$—	$350,000	$—	$27,086	$1,618,277
Executive Vice President & COO	2009	350,000	—	544,080	—	175,000	—	27,393	1,096,473
	2008	350,000	—	1,418,479	—	420,000	—	32,585	2,221,064

James O. Harp, Jr.	2010	$350,000	$—	$891,191	$—	$350,000	$—	$30,443	$1,621,634
Executive Vice President & CFO	2009	350,000	—	544,080	—	175,000	—	36,514	1,105,594
	2008	350,000	—	1,418,479	—	420,000	—	36,958	2,225,437

Samuel A. Giberga	2010	$275,000	$—	$430,900	$—	$206,300	$—	$14,748	$926,948
Sr. Vice President & General Counsel	2009	275,000	—	263,052	—	103,125	—	18,638	659,815
	2008	275,000	—	663,325	—	237,188	—	12,633	1,188,146

John S. Cook	2010	$250,000	$—	$391,738	$—	$187,500	$—	$18,586	$847,824
Sr. Vice President & CIO	2009	250,000	—	239,166	—	93,750	—	15,862	598,778
	2008	250,000	—	607,603	—	215,625	—	12,501	1,085,729

Kimberly S. Patterson (5)	2010	$225,000	$—	$352,576	$—	$168,800	$—	$73,931	$820,307
Sr. Vice President & CHRO	2009	225,000	—	217,555	—	84,375	—	58,561	585,491
	2008	97,789	—	112,506	—	56,300	—	20,932	287,527

(1)	On February 15, 2011, the compensation committee determined that the annual salaries to be paid to each of our executive officers in 2011 would not change from the annual salaries paid to each of our executive officers in 2010.
(2)	The grant date fair values of these RSU awards are computed in accordance with FASB ASC Topic 718. The amounts in this column reflect the grant date fair values of RSUs granted to the executive officers during 2008, 2009 and 2010. The grant date fair values for time-based RSUs and performance-based RSUs that do not contain market-based conditions are calculated by multiplying the number of RSUs granted by the closing stock price on the date of grant. The grant date fair values for performance-based RSUs with market-based conditions are calculated by multiplying the number of RSUs granted by the valuation used to calculate stock-based compensation expense for that award based upon the probable outcome of such market-based conditions. Assumptions used to arrive at the valuations of such awards are included in Note 8 to the Company’s consolidated financial statements for year ended December 31, 2010 in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2011. On February 17, 2011, it was determined that none of the performance-based restricted stock unit awards granted to Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook on February 18, 2008 would vest and these executive officers forfeited 62,864, 27,636, 27,636, 13,362 and 12,148 shares, respectively.
(3)	The amounts in this column reflect the cash incentive payments to the executive officers under both components of annual cash incentive compensation pursuant to the incentive compensation plan and the employment agreements for Messrs. Todd Hornbeck, Annessa and Harp. Each of the executive officers received cash incentive compensation according to the interpolated, straight-line-basis formula allowed under the first component of the program described in the section entitled “Cash Incentive Compensation and Bonuses” above. The compensation committee exercised its discretion to award each of the executive officers additional cash incentive compensation under the second component of the cash incentive program to arrive at a total payout of 100% of target cash incentive compensation (first and second components). See “Compensation Discussion and Analysis” above for commensurate information on the cash incentive compensation components and see “Employment Agreements” below for additional information on the employment agreements.
(4)	The amounts in this column reflect the following for each executive officer during 2010:
•	Matching contributions allocated by the Company to each of the executive officers pursuant to the Hornbeck Offshore Services, Inc. 401(k) plan;
•	Premiums paid by the Company for term life insurance policies for each executive officer;

•

Claims paid under the supplemental health insurance policies for Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook, and Ms. Patterson in the amount of $10,436, $4,598, $4,651, $2,943, $6,781 and $14,862, respectively; and

•

Automobile, fuel and insurance expenses on Company-provided vehicles for Messrs. Todd Hornbeck, Annessa and Harp in the amount of $19,640, $14,708 and $13,988, respectively. The amount reflected for Mr. Annessa includes the actual lease payments through lease term, fuel and insurance costs. Messrs Hornbeck and Harp’s automobiles are owned by the Company and their respective amount includes the 2010 depreciation of the vehicles and their actual fuel and insurance costs.

•	Relocation costs paid by the Company for Ms. Patterson in the amount of $50,889 during 2010.
(5)	Ms. Kimberly Patterson was hired by the Company on July 16, 2008. The 2008 cash incentive payment reported in the “Non-Equity Incentive Plan Compensation” column was pro-rated for the period of Ms. Patterson’s service in 2008, and the 2008 amount reported in the “Stock Awards” column represents a one-time time-based RSU grant upon hire.

Employment Agreements

Todd M. Hornbeck serves as our President and Chief Executive Officer, Carl G. Annessa serves as our Executive Vice President and Chief Operating Officer and James O. Harp, Jr. serves as our Executive Vice President and Chief Financial Officer. Each of Messrs. Todd Hornbeck, Annessa and Harp serves under an employment agreement, as amended, with a current term expiring December 31, 2013. The terms of each of their agreements automatically extend for an additional year every January 1, unless terminated before any such date by the employee or us.

For a detailed description of the determination of the base salary amounts and performance measures, please see the discussion above under the caption “Compensation Discussion and Analysis.”

For the fiscal year ended December 31, 2010, the employment agreements of Messrs. Todd Hornbeck, Annessa and Harp, in each case, as amended, provided for annual base salaries of $575,000, $350,000 and $350,000, respectively.

Equity Compensation Plan Information

Our Board of Directors and stockholders adopted an incentive compensation plan, which was amended and restated with their respective approvals in 2006. The purpose of the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan, or the incentive compensation plan, is to make awards with the purpose of strengthening our Company by providing an incentive to our employees, officers, consultants, non-employee directors and advisors to devote their abilities and energies to our success. The incentive compensation plan provides for the granting or awarding of incentive and nonqualified stock options, stock appreciation and dividend equivalent rights, restricted stock awards, restricted stock unit awards, performance-based awards and any other awards. With the approval of our stockholders, we have reserved 4,200,000 shares of our common stock for issuance pursuant to awards made under the incentive compensation plan, of which 1,010,879 shares were available for future grants as of December 31, 2010. At December 31, 2010, there was one tranche of unvested RSUs whose provisions allow for a maximum vesting potential of 200% of target shares awarded. This tranche was scheduled to vest on February 18, 2011, and was projected to vest below target shares awarded. Therefore, the number of shares available for future grants as of December 31, 2010 accounted for target shares awarded and excluded any vesting potential beyond this amount. On February 17, 2011, in fact, it was determined that none of the performance-based restricted stock unit awards granted to Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook on February 18, 2008 would vest and these executive officers forfeited 62,864, 27,636, 27,636, 13,362 and 12,148 shares, respectively.

On May 3, 2005, our Board of Directors and stockholders adopted the Hornbeck Offshore Services, Inc. 2005 Employee Stock Purchase Plan, or ESPP, which is a separate plan from the Company’s incentive compensation plan. Under the ESPP, the Company is authorized to issue up to 700,000 shares of common stock to eligible employees of the Company and its designated subsidiaries, of which 425,899 shares were available for future issuance as of December 31, 2010.

The following table summarizes information as of December 31, 2010, about our plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Weighted Average Remaining Term of Outstanding Options, Warrants and Rights (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (4)
	(a)	(b)	(c)	(d)
Equity compensation and purchase plans approved by security holders	1,786,519	$19.85	3.50 years	1,436,778
Equity compensation plans not approved by security holders	—	—	—	—

Total	1,786,519	$19.85	3.50 years	1,436,778

(1)	This amount includes:
•	765,408 shares issuable upon the exercise of outstanding stock options;
•	1,021,111 shares governed by restricted stock unit awards granted in 2008, 2009 and 2010;

and includes the effect of 71,823 shares, with maximum potential being 200% of target awards, governed by restricted stock unit awards granted in 2008. The number of shares or units required to be reported in this column is based on achieving threshold performance goals, except that if the previous fiscal year’s performance exceeded the threshold target the disclosure would be based on the next higher performance measure (target or maximum) that exceeded the previous fiscal year’s performance. In prior years, the Company reported the maximum potential awards in this table because the Company’s performance for the previous fiscal year exceeded the threshold target. However, at December 31, 2010, there were no outstanding performance-based restricted stock unit awards expected to vest at or above targeted award amounts.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take into account restricted stock unit awards, since these awards have no exercise price.
(3)	The weighted average remaining term of outstanding options, warrants and rights does not take into account restricted stock unit awards.
(4)	This amount includes 1,010,879 and 425,899 shares of common stock available for future issuance under the incentive compensation plan and the ESPP, respectively.

The following table summarizes information as of February 28, 2011, about our plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Weighted Average Remaining Term of Outstanding Options, Warrants and Rights (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (4)
	(a)	(b)	(c)	(d)
Equity compensation and purchase plans approved by security holders	1,769,388	$20.35	3.46 years	1,205,970
Equity compensation plans not approved by security holders	—	—	—	—

Total	1,769,388	$20.35	3.46 years	1,205,970

(1)	This amount includes:
•	942,107 shares issuable upon the exercise of outstanding stock options;

•	827,281 shares governed by restricted stock unit awards granted in 2009, 2010 and 2011.

The restricted stock unit award shares included in this table reflect the target shares to be issued upon performance-based and time-based vesting. The maximum amount of shares that may be earned under certain grant agreements extends to 200% of target shares awarded. The number of shares or units required to be reported in this column is based on achieving threshold performance goals, except that if the previous fiscal year’s performance exceeded the threshold target the disclosure would be based on the next higher performance measure (target or maximum) that exceeded the previous fiscal year’s performance.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take into account restricted stock unit awards, since these awards have no exercise price.
(3)	The weighted average remaining term of outstanding options, warrants and rights does not take into account restricted stock unit awards.
(4)	This amount includes 780,071 and 425,899 shares of common stock available for future issuance under the incentive compensation plan and the ESPP, respectively.

The incentive compensation plan is administered by the compensation committee. Subject to the express provisions of the incentive compensation plan and directions from the Board, the compensation committee is authorized, among other things:

•	to select the persons to whom stock, stock options and other awards will be granted;

•	to determine the type, size and terms and conditions of stock options, restricted stock, restricted stock units and other awards;

•	to establish the terms for treatment of stock options and other awards upon a termination of employment; and

•

to delegate to the Chief Executive Officer and to other senior officers of the Company its duties under the incentive compensation plan related to non-executive employee compensation pursuant to conditions or limitations as the compensation committee may establish, subject to certain limitations under the incentive compensation plan.

Under the incentive compensation plan, awards other than stock options and stock appreciation rights given to any of our executive officers whose compensation must be disclosed in our annual securities filings, in order to be fully deductible by the Company for federal income tax purposes, must be based on the attainment of certain performance goals established by the compensation committee. The compensation committee, generally, has tried to design the compensation payable to the Company’s executive officers so that it is fully deductible by the Company. Under the incentive compensation plan, the performance measures that may be used by the compensation committee to establish any performance goal that must be attained are limited to earnings per share, return on assets, return on equity, return on capital, net profits after taxes, net profits before taxes, operating profits, EBITDA, stock price and sales or expenses. Additionally, material terms of the performance goals must include the maximum amount of compensation that could be paid to any employee, or the formula for calculating the amount of compensation payable if the goals are met; and both the goals and the formulas must be sufficiently objective so that a third party with knowledge of the relevant performance results could assess whether the goals were met and calculate the amount to be paid.

Consistent with certain provisions of the Code, there are other restrictions providing for a maximum number of shares that may be granted in any one year to an executive officer and a maximum amount of compensation payable as an award under the incentive compensation plan (other than stock options and stock appreciation rights) to an executive officer.

2010 GRANTS OF PLAN-BASED AWARDS

The following table provides information about the equity and non-equity awards we made to our executive officers under our incentive compensation plan during the year ended December 31, 2010.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Todd M. Hornbeck	2/9/2010	$—	$—	$—	—	50,000	50,000	—	—	—	1,013,500
Chairman, President & CEO	2/9/2010	—	—	—	—	50,000	50,000	—	—	—	1,013,500

Carl G. Annessa	2/9/2010	—	—	—	—	21,983	21,983	—	—	—	445,595
Executive Vice President & COO	2/9/2010	—	—	—	—	21,983	21,983	—	—	—	445,595

James O. Harp, Jr.	2/9/2010	—	—	—	—	21,983	21,983	—	—	—	445,595
Executive Vice President & CFO	2/9/2010	—	—	—	—	21,983	21,983	—	—	—	445,595

Samuel A. Giberga	2/9/2010	—	—	—	—	10,629	10,629	—	—	—	215,450
Sr. Vice President & General Counsel	2/9/2010	—	—	—	—	10,629	10,629	—	—	—	215,450

John S. Cook	2/9/2010	—	—	—	—	9,663	9,663	—	—	—	195,869
Sr. Vice President & CIO	2/9/2010	—	—	—	—	9,663	9,663	—	—	—	195,869

Kimberly S. Patterson	2/9/2010	—	—	—	—	8,697	8,697	—	—	—	176,288
Sr. Vice President & CHRO	2/9/2010	—	—	—	—	8,697	8,697	—	—	—	176,288

(1)	The Company has not made any awards under its incentive compensation plan that would result in estimated future payouts for purposes of this table. The actual amounts for the 2010 non-equity incentive plan awards paid to the executive officers in early 2011 for services rendered in 2010 are shown above in the “ 2010 Summary Compensation Table” under the column heading “Non-Equity Incentive Plan Compensation.”
(2)	Amounts in these columns represent restricted stock unit awards granted to our executive officers during 2010.
•

The first tranche represents the number of shares and the related dollar amounts that will be received by the executive officers under the time-based restricted stock unit awards included in this column. The time-based restricted stock unit awards included in this column will vest over three-years in equal, one-third increments on the first, second, and third anniversaries of the grant date.

•

The second tranche represents the number of shares and the related dollar amounts that may be received by the executive officers under the performance-based restricted stock unit awards included in this column. The performance-based restricted stock unit awards included in this column will vest in full on the third, fourth or fifth anniversary of the Grant Date, subject to the achievement of internal performance criteria defined in the respective grant agreements.

(3)	Amounts listed for awards that are subject to performance conditions have been calculated based upon the probable outcome of such performance conditions.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table summarizes the equity awards we have made to our executive officers that are outstanding as of December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
	Exercisable	Unexercisable
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd M. Hornbeck	49,000	—	—	$33.15	2/14/2016	—	—	50,000	$1,044,000
Chairman, President & CEO	55,000	—	—	23.10	2/22/2015	—	—	50,000	1,044,000
	60,000	—	—	13.83	2/17/2014	—	—	40,000	835,200
	25,500	—	—	11.20	3/13/2013	—	—	40,000	835,200
	—	—	—	—	—	—	—	31,432	656,300
	—	—	—	—	—	—	—	31,432	656,300

Carl G. Annessa	13,500	—	—	$33.15	2/14/2016	—	—	21,983	$459,005
Executive Vice President & COO	25,000	—	—	23.10	2/22/2015	—	—	21,983	459,005
	24,000	—	—	13.83	2/17/2014	—	—	17,585	367,175
	—	—	—	—	—	—	—	17,585	367,175
	—	—	—	—	—	—	—	13,818	288,520
	—	—	—	—	—	—	—	13,818	288,520

James O. Harp, Jr.	13,500	—	—	$33.15	2/14/2016	—	—	21,983	$459,005
Executive Vice President & CFO	25,000	—	—	23.10	2/22/2015	—	—	21,983	459,005
	32,000	—	—	13.83	2/17/2014	—	—	17,585	367,175
	17,000	—	—	11.20	3/13/2013	—	—	17,585	367,175
	—	—	—	—	—	—	—	13,818	288,520
	—	—	—	—	—	—	—	13,818	288,520

Samuel A. Giberga	10,700	—	—	$33.15	2/14/2016	—	—	10,629	$221,934
Vice President & General Counsel	15,000	—	—	23.10	2/22/2015	—	—	10,629	221,934
	10,000	—	—	13.83	2/17/2014	—	—	8,502	177,522
	—	—	—	—	—	—	—	8,502	177,522
	—	—	—	—	—	—	—	6,681	139,499
	—	—	—	—	—	—	—	6,681	139,499

John S. Cook	9,500	—	—	$33.15	2/14/2016	—	—	9,663	$201,763
Sr. Vice President & CIO	12,000	—	—	23.10	2/22/2015	—	—	9,663	201,763
	8,000	—	—	13.83	2/17/2014	—	—	7,730	161,402
	3,600	—	—	11.20	3/13/2013	—	—	7,730	161,402
	12,000	—	—	6.63	5/28/2012	—	—	6,074	126,825
	—	—	—	—	—	—	—	6,074	126,825

Kimberly S. Patterson	—	—	—	—	—	—	—	8,697	$181,593
Sr. Vice President & CHRO	—	—	—	—	—	—	—	8,697	181,593
	—	—	—	—	—	—	—	7,031	146,807
	—	—	—	—	—	—	—	7,032	146,828
	—	—	—	—	—	—	—	2,339	48,838

(1)	All options listed in this column vested at a rate of 33 1/3% over the first three years starting on the first anniversary date of the ten-year option term.
(2)	Options granted from January 2002 through February 2004 at exercise prices of $6.63, $11.20 and $13.83 were awarded prior to the Company’s initial public offering of common stock in March 2004 and were priced by the compensation committee at that time, based in part, upon the actual offering price of our November 2000 private placement of common stock and/or historical valuation methodologies used in prior issuances of our common stock, consistently applied.
(3)	The restricted stock shares summarized above and described below include tranches of both performance-based restricted stock shares and time-based restricted stock shares.

Performance-based shares: The first tranche for Messrs. Hornbeck, Annessa, Harp, Giberga, Cook and Ms. Patterson represent performance-based restricted stock shares granted in 2010 that may vest at 100% of Target Shares granted based on achievement of internal performance criteria, starting at the 2010 grant date through February 9, 2013, with two additional years to achieve the performance criteria defined in the respective grant agreements, vesting February 9, 2014, or February 9, 2015. There is no amount in excess of the Target Shares granted that may vest under the 2010 grant agreements.

The third tranche for Messrs. Hornbeck, Annessa, Harp, Giberga, Cook and Ms. Patterson represent performance-based restricted stock shares granted in 2009 that may vest at 100% of Target Shares granted, depending on the Company’s achievement of any one of four internal performance criteria defined in the respective grant agreements, for the period starting at the 2009 grant date through February 17, 2012. There is no amount in excess of the Target Shares granted that may vest under the 2009 grant agreements.

The fifth tranche for Messrs. Hornbeck, Annessa, Harp, Giberga and Cook represent performance-based restricted stock shares that vest, depending on the Company’s relative stock price performance for the period starting at the 2008 grant date through February 17, 2011. The maximum amount of shares that could have been earned under the grant agreement was equivalent to 200% of the Target Shares granted, which is not reflected in this table. The number of shares or units required to be reported in this column (i) and the associated payout value reported in column (j) is based on achieving threshold performance goals, except that if the previous fiscal year’s performance exceeded the threshold target, the disclosure would be based on the next higher performance measure (target or maximum) that exceeded the previous fiscal year’s performance. In prior years, the Company reported the maximum potential awards in this table because the Company’s performance for the previous fiscal year exceeded the threshold target. However, at December 31, 2010, all outstanding performance-based restricted stock shares were projected to vest below target. Accordingly, the number of performance-based restricted stock shares in this column reflects Target Shares granted and did not account for the maximum potential awards that could have vested beyond target, as provided for in the grant agreements. The excess of the maximum potential shares over the Target Shares granted are summarized for the February 18, 2008, grant date. However, all shares failed to vest.

February 18, 2008
• Todd M. Hornbeck	31,432
• Carl G. Annessa	13,818
• James O. Harp, Jr.	13,818
• Samuel A. Giberga	6,681
• John S. Cook	6,074

Time-based shares: The second tranche for Messrs. Hornbeck, Annessa, Harp, Giberga, Cook and Ms. Patterson represents time-based restricted stock shares that will vest on a graded basis over a three-year period ending February 9, 2013. The fourth tranche for Messrs. Hornbeck, Annessa, Harp, Giberga, Cook and Ms. Patterson represents time-based restricted stock shares that will vest on a graded basis over a four-year period ending February 17, 2013. The sixth tranche for Messrs. Hornbeck, Annessa, Harp, Giberga and Cook represents time-based restricted stock shares that cliff vested after a three-year period ending February 18, 2011. The fifth tranche for Ms. Patterson was granted upon hire and represents time-based restricted stock shares that will cliff vest in full after a three-year period ending July 16, 2011.
(4)	The amounts in this column equal the number of shares of restricted stock indicated in column (i) multiplied by the closing price of our common stock on December 31, 2010 of $20.88.

2010 OPTION EXERCISES AND STOCK VESTED TABLE

	Options Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Vested (#)	Value Realized Upon Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
Todd M. Hornbeck	27,100	$381,647	58,375	$706,866
Carl G. Annessa	—	—	21,182	$255,022
James O. Harp, Jr.	10,000	$142,451	21,182	$255,022
Samuel A. Giberga	—	—	12,510	$148,530
John S. Cook	—	—	11,258	$133,026
Kimberly S. Patterson	—	—	—	—

(1)	The value realized upon exercise of option awards represents the excess of the market price of our common stock on the date of exercise over the grant price.
(2)	The value realized upon vesting of stock awards is determined by multiplying the number of shares vested by the closing market price of our common stock on the date of vesting, minus the value associated with the shares withheld to cover taxes.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential payments upon termination, including after change in control, to Messrs. Todd Hornbeck, Annessa and Harp are governed by the terms of their respective employment agreements. Potential payments upon termination after change in control to Messrs. Giberga and Cook and Ms. Patterson are governed by the terms of their change in control agreements. Potential payments upon change in control before termination to the executive officers are governed by the terms of the respective equity award agreements. Messrs. Giberga and Cook and Ms. Patterson are not covered under employment agreements and any payment or the provision of other benefits to them or their respective estates due to termination not resulting from a change in control would be determined by the terms of any applicable equity compensation award agreements or by the compensation committee in its discretion.

Payments Made Upon Termination Without Good Cause

Under the employment agreements, in the event any of Messrs. Todd Hornbeck, Annessa or Harp is terminated without “good cause” as defined in the employment agreements: (i) his unvested stock options and time-based restricted stock unit awards would vest upon the termination event, (ii) his unvested performance-based restricted stock unit awards would vest at the end of the measurement period at the number of shares that would have vested had he been employed with the Company through the end of each measurement period (depending on satisfaction of the performance criteria); and (iii) he would be entitled to his base salary, cash incentive compensation, automobile, and medical and other benefits through the actual expiration date of his agreement provided that bonuses for each calendar year through the termination date that are (a) discretionary in nature, shall be paid based on the greater of (x) the amount equal to the total bonus paid for the last completed year for which bonuses have been paid or (y) the amount equal to the bonuses that would have been payable for the then current year, and bonuses that are (b) performance based, shall be based on the amount equal to the bonuses that would have been payable for the applicable year, had he been employed with the Company at the end of each such year and paid at the time bonuses for each such year are paid to those executives still employed by the Company, determined on a basis consistent with the last completed year for which bonuses have been paid but using the bonus amounts for the then current year.

Payments Made Upon a Change in Control

For purposes of the employment agreements of Messrs. Todd Hornbeck, Annessa and Harp, the change in control agreements for Messrs. Giberga and Cook and Ms. Patterson, and the incentive compensation plan, a “change in control” means:

(1)	the obtaining by any person or persons acting as a group of fifty percent (50%) or more of the voting shares of Parent pursuant to a “tender offer” for such shares as provided under Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended, or any subsequent comparable federal rule or regulation governing tender offers; or

(2)	a majority of the members of the Parent’s board of directors is replaced during any twelve (12) month period by new directors whose appointment or election is not endorsed by a majority of the members of the Parent’s board of directors before the date of such new directors’ appointment or election; or

(3)	any person, or persons acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Parent that have a total gross fair market value equal to or more than seventy-five percent (75%) of the total gross fair market value of all of the assets of the Parent immediately before such acquisition or acquisitions (other than transfers to related persons as defined in Section 1.409A-3(i)(5)(vii)(B) of the Treasury Regulations).

If we should undergo a change in control while the employment agreements are in effect and any of Messrs. Todd Hornbeck, Annessa or Harp is either constructively or actually terminated under the conditions set forth in his agreement, then he will be entitled to receive three times his salary for the year in which the termination occurs, three years of medical and other insurance benefits from the date of termination and, in general, three times the greater of (x) the amount equal to the total incentive compensation and bonus, if applicable, paid for the last completed year for which bonuses have been paid or (y) the amount equal to the incentive compensation that would have been payable for the then current year. If we should undergo a change in control while the change in control agreements are in effect and either of Messrs. Giberga or Cook or Ms. Patterson is constructively or actually terminated under the conditions set forth in his or her agreement, then he or she will be entitled to receive one and one-half times his or her salary for the year in which the termination occurs, 18 months of medical and other insurance benefits from the date of termination and, in general, one and one-half times the greater of (x) the amount equal to the total incentive compensation and bonus, if applicable, paid for the last completed year for which bonuses have been paid or (y) the amount equal to the incentive compensation that would have been payable for the then current year. To the extent that such medical benefits may be taxable to the employee or his or her dependents, the Company would gross up the employee for such taxes based on the employee’s actual tax rate, up to 35% (without a gross up on the initial gross up). In addition, under the respective equity award agreements for the executive officers, upon a change in control (i) his or her unvested stock options and time-based restricted stock unit awards would vest (or be payable in cash) upon the termination event and (ii) his or her unvested performance-based restricted stock unit awards would vest at the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of termination or the Target Share amount.

In the event that it shall be determined that any payment by the Company to or for the benefit of the executive officers would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code, or any successor provision thereto, or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the executive officer shall be entitled to receive an additional payment or payments, or gross-up payment, under his employment agreement or change in control agreement. The gross-up payment shall be in an amount such that after payment by such executive officer of all taxes including any Excise Tax (and including any interest or penalties imposed with respect to such taxes and the Excise Tax, other than interest and penalties imposed by reason of such executive officer’s failure to timely file a tax return or pay taxes shown due on such executive officer’s return) imposed upon the gross-up payment, the amount of the gross-up payment retained by such executive officer is equal to the Excise Tax imposed upon the payment.

Payments Made Upon Voluntary Termination or Termination with Cause

If the employment of any of Messrs. Todd Hornbeck, Annessa or Harp is terminated for good cause or if any of Messrs. Todd Hornbeck, Annessa or Harp voluntarily terminates his employment with the Company, the Company will pay any compensation earned but not paid to him prior to the effective date of termination. Mr. Todd Hornbeck may voluntarily terminate his employment by giving at least ninety days notice. Messrs. Annessa and Harp may voluntarily terminate their employment by giving at least thirty days notice. At any time after such notice, the Company would have the right to relieve the employee of his duties; however salary would continue during the notice period.

Payments Made Upon Death

Under the employment agreements, if Messrs. Todd Hornbeck, Annessa or Harp dies during the term of his employment: (i) his unvested stock options and time-based restricted stock unit awards would vest upon the date of death, (ii) his performance-based restricted stock unit awards would vest at the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of death or the Target Share amount; and (iii) the Company shall pay to his estate the compensation that such executive would have earned through the date of death, including any bonus or cash incentive compensation earned but not yet paid, and his dependents would be entitled to benefits, including medical, and other benefits and use of a Company automobile for a period of one year from the date of death. Under the respective equity award agreements of Messrs. Giberga or Cook or Ms. Patterson, in the event of death: (i) his or her unvested stock options and time-based restricted stock unit awards would vest upon the date of death; and (ii) his or her performance-based restricted stock unit awards would vest at the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of death or the Target Share amount. Also, the estate of Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook or Ms. Patterson would receive life insurance proceeds from the Company-paid term life insurance policies that were in effect on the date of his or her death.

Payments Made Upon Permanent Disability

Under the employment agreements, if Messrs. Todd Hornbeck, Annessa or Harp becomes permanently disabled, as defined in the employment agreements, during the term of his employment: (i) his unvested stock options and time-based restricted stock unit awards would vest upon the termination event, (ii) his performance-based restricted stock unit awards would vest at the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of termination or the Target Share amount; and (iii) he would be entitled to (x) salary continuation benefits under the Company’s disability plan, which allows disability payments for as long as the plan participant is disabled from performing the material duties of his own occupation (y) the compensation that such executive would have earned through the date of determination of permanent disability, including any bonus or cash incentive compensation earned but not yet paid, and (z) other benefits, including medical and use of a Company automobile for a period of one year from the date of determination of permanent disability. Based on the respective equity compensation award agreements of Messrs. Giberga or Cook or Ms. Patterson, in the event of becoming disabled, as defined in such equity compensation award agreements: (i) his or her unvested stock options and time-based restricted stock unit awards would vest upon the termination event; (ii) his or her performance-based restricted stock unit awards would vest at the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of termination or the Target Share amount; and (iii) he or she would be eligible to receive salary continuation benefits under the Company’s disability plan, which allows disability payments for as long as the plan participant is disabled from performing the material duties of his or her own occupation.

Payments Made Upon Non-Renewal of an Employment Agreement

If an employment agreement is not renewed, Messrs. Todd Hornbeck, Annessa or Harp, as applicable, would be entitled to receive an amount equal to one-half of his basic annualized salary for the year preceding such non-renewal.

Material Conditions and Obligations Under the Employment Agreements

Messrs. Todd Hornbeck, Annessa and Harp have each agreed that during the term of their respective agreements and for a period of two years after termination, they will not (1) be employed by or associated with or own more than 5% of the outstanding securities of any entity that competes with us in the locations in which we operate, (2) solicit any of our employees to terminate their employment or (3) accept employment with or payments from any of our clients or customers who did business with us while employed by us. We may elect to extend Messrs. Todd Hornbeck’s, Annessa’s or Harp’s noncompetition period for an additional year by paying his compensation and other benefits for an additional year.

The following table shows the amount of compensation payable to each of our executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving termination of employment or a change in control event. The amounts shown assume that such termination was effective as of December 31, 2010, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to such executive officers upon their termination. The equity value calculations use the closing price of our common stock as of December 31, 2010, which was $ 20.88. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

2010 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Benefit	Termination w/o Cause Before Change in Control		Change in Control		Termination After Change in Control (1)		Voluntary Termination	Death		Permanent Disability (2)	Non-Renewal of Employment Contract
Todd M. Hornbeck	Salary	$1,150,000		$—		$1,725,000		$—	$—		$—	$287,500
Chairman, President & CEO	Cash Incentive Compensation	1,725,000	(3)	—		1,725,000	(4)	—	575,000		575,000	—
	Medical, Dental and Life Insurance and Other (5)	122,186		—		183,279		—	332,707	(6)	61,093	—
	Automobile	39,280		—		—		—	19,640		19,640	—
	Stock Option Vesting Acceleration (9)	—		—	(7)(8)	—	(7)(8)	—	—		—	—
	Stock Award Vesting Acceleration	3,558,620	(10)	5,071,000	(7)(8)	5,071,000	(7)(8)	—	5,071,000		5,071,000	—
	Total	6,595,086		5,071,000		8,704,279		—	5,998,347		5,726,733	287,500

Carl G. Annessa	Salary	700,000		—		1,050,000		—	—		—	175,000
Executive Vice President & COO	Cash Incentive Compensation	1,050,000	(3)	—		1,050,000	(4)	—	350,000		350,000	—
	Medical, Dental and Life Insurance and Other (5)	104,882		—		157,323		—	323,804	(6)	52,441	—
	Automobile	29,416		—		—		—	14,708		14,708	—
	Stock Option Vesting Acceleration (9)	—		—	(7)(8)	—	(7)(8)	—	—		—	—
	Stock Award Vesting Acceleration	1,564,495	(10)	2,229,399	(7)(8)	2,229,399	(7)(8)	—	2,229,399		2,229,399	—
	Total	3,448,793		2,229,399		4,486,722		—	2,917,911		2,646,548	175,000

James O. Harp, Jr.	Salary	700,000		—		1,050,000		—	—		—	175,000
Executive Vice President & CFO	Cash Incentive Compensation	1,050,000	(3)	—		1,050,000	(4)	—	350,000		350,000	—
	Medical, Dental and Life Insurance and Other (5)	109,910		—		164,865		—	324,416	(6)	54,955	—
	Automobile	27,976		—		—		—	13,988		13,988	—
	Stock Option Vesting Acceleration (9)	—		—	(7)(8)	—	(7)(8)	—	—		—	—
	Stock Award Vesting Acceleration	1,564,495	(10)	2,229,399	(7)(8)	2,229,399	(7)(8)	—	2,229,399		2,229,399	—
	Total	3,452,381		2,229,399		4,494,264		—	2,917,803		2,648,342	175,000

Samuel A. Giberga	Salary	—		—		412,500		—	—		—	—
Sr. Vice President & General Counsel	Cash Incentive Compensation	—		—		309,450	(11)	—	—		—	—
	Medical, Dental and Life Insurance and Other	—		—		76,163		—	300,000	(6)	—	—
	Automobile	—		—		—		—	—		—	—
	Stock Option Vesting Acceleration (9)	—		—	(7)(8)	—	(7)(8)	—	—		—	—
	Stock Award Vesting Acceleration	—		1,077,909	(7)(8)	1,077,909	(7)(8)	—	1,077,909		1,077,909	—
	Total	—		1,077,909		1,876,022		—	1,377,909		1,077,909	—

John S. Cook	Salary	—		—		375,000		—	—		—	—
Sr. Vice President & CIO	Cash Incentive Compensation	—		—		281,250	(11)	—	—		—	—
	Medical, Dental and Life Insurance and Other	—		—		87,696		—	300,000	(6)	—	—
	Automobile	—		—		—		—	—		—	—
	Stock Option Vesting Acceleration (9)	—		—	(7)(8)	—	(7)(8)	—	—		—	—
	Stock Award Vesting Acceleration	—		979,982	(7)(8)	979,982	(7)(8)	—	979,982		979,982	—
	Total	—		979,982		1,723,928		—	1,279,982		979,982	—

Name	Benefit	Termination w/o Cause Before Change in Control	Change in Control		Termination After Change in Control (1)		Voluntary Termination	Death		Permanent Disability (2)	Non-Renewal of Employment Contract
Kimberly S. Patterson	Salary	—	—		337,500		—	—		—	—
Sr. Vice President & CHRO	Cash Incentive Compensation	—	—		253,200	(11)	—	—		—	—
	Medical, Dental and Life Insurance and Other	—	—		109,872		—	300,000	(6)	—	—
	Automobile	—	—		—		—	—		—	—
	Stock Option Vesting Acceleration (9)	—	—	(7)(8)	—	(7)(8)	—	—		—	—
	Stock Award Vesting Acceleration	—	705,660	(7)(8)	705,660	(7)(8)	—	705,660		705,660	—
	Total	—	705,660		1,406,232		—	1,005,660		705,660	—

(1)	Pursuant to the Company’s employment agreements with Messrs. Todd Hornbeck, Annessa and Harp and the Company’s change in control agreements with Messrs. Giberga and Cook and Ms. Patterson, certain tax protection is provided in the form of a gross-up payment to reimburse the executive for any excise tax under Section 4999 of the Code as well as any additional income taxes resulting from such reimbursement. Section 4999 of the Code imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change of control. If such additional excise tax is due, the Company has agreed to pay such tax on a “grossed-up” basis for those executives. These amounts are not included in the table above. Assuming termination in connection with a change of control on December 31, 2010, the Company estimates that the amount of these payments of excise and related taxes paid on behalf of the executives officers would have been as follows:

• Todd M. Hornbeck	$2,500,131
• Carl G. Annessa	1,271,775
• James O. Harp, Jr.	1,361,711
• Samuel A. Giberga	500,229
• John S. Cook	463,904
• Kimberly S. Patterson	405,335

(2)	The executive officers would also be eligible to receive salary continuation benefits under the Company’s disability plan, which is the same plan that all employees participate in after one year of service.
(3)	These amounts include cash incentive payments that the executive officers would be entitled to receive for 2009, 2010 and 2011.
(4)	Pursuant to the Company’s employment agreements with Messrs. Todd Hornbeck, Annessa and Harp, upon termination after change in control, the Company will pay these executive officers, in general, three times the greater of (x) the amount equal to the total bonus or non-equity incentive compensation paid for the last completed year for which bonuses or non-equity incentive compensation has been paid or (y) the amount equal to the bonuses or non-equity incentive compensation that would have been payable for the then current year.
(5)	These amounts include estimated “gross up” payments on medical benefits, assuming such medical benefits are taxable to the executive officer at a tax rate of 35%.
(6)	This amount includes $300,000 from life insurance proceeds payable to the executive officer’s beneficiaries upon his or her death.
(7)	The acceleration of the vesting of equity plan awards happens upon the occurrence of a change in control and prior to an actual or constructive termination. The amounts that would be payable to the executive officers due to vesting acceleration are reflected in the column entitled “Change in Control” and are also reflected in the column entitled “Termination after Change in Control” in order to show the combined effect of a change in control and subsequent termination.
(8)	Pursuant to the Company’s respective equity award agreements with the executive officers, upon change in control, any and all rights, options and awards outstanding will immediately vest, provided that, with respect to restricted stock unit awards that contain performance criteria for vesting, the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of termination or the Target Share amount shall vest. If the payout of the restricted stock awards had occurred on December 31, 2010, based on the performance requirements defined in the award agreements, the executive officers would have earned 0%, 100% and 18% of the Target Shares granted on February 18, 2008, February 17, 2009, and February 9, 2010, respectively. Therefore, the Target Shares are reflected in this amount.
(9)	At December 31, 2010, all outstanding stock options for the executive officers were vested.
(10)	Under the employee agreements, in the event any of Messrs. Todd Hornbeck, Annessa, or Harp is terminated without good cause: (i) his unvested stock options and time-based restricted stock unit awards would vest upon the termination event, (ii) his unvested performance-based restricted stock unit awards would vest at the end of the measurement period at the number of shares that would have vested had he been employed with the company through the end of each measurement period (depending on satisfaction of the performance criteria). The restricted stock units were valued as of December 31, 2010 as if it were the end of the measurement period and the payout of the restricted stock awards had occurred on that date. The executive officers would have earned 0%, 100%, and 18% of the Target Shares granted on February 18, 2008, February 17, 2009, and February 9, 2010, respectively.
(11)	Pursuant to the Company’s change in control agreements with Messrs. Giberga and Cook and Ms. Patterson, upon termination after change in control, the Company will pay these executive officers, in general, one and one-half times the greater of (x) the amount equal to the total bonus or non-equity incentive compensation paid for the last completed year for which bonuses or non-equity incentive compensation has been paid or (y) the amount equal to the bonuses or non-equity incentive compensation that would have been payable for the then current year.

Compensation of Directors

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2010.

2010 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Larry D. Hornbeck	$58,000	$60,810	$—	$—	$—	$—	$118,810
Bruce W. Hunt	50,500	60,810	—	—	—	—	111,310
Steven W. Krablin	52,000	147,064	—	—	—	—	199,064
Patricia B. Melcher	55,500	60,810	—	—	—	—	116,310
Bernie W. Stewart	58,000	60,810	—	—	—	—	118,810
David A. Trice	61,500	60,810	—	—	—	—	122,310

(1)	The amounts in this column reflect the grant date fair values of the time-based RSUs granted to the board of directors during 2010. The grant date fair values for these RSUs are computed in accordance with FASB ASC Topic 718 and are calculated by multiplying the number of RSUs granted by the closing stock price on the date of grant.
(2)	The grant date fair values of the time-based restricted stock unit awards granted, for which stock-based compensation expense was recognized in 2010, are equivalent to the closing stock price on the grant dates and are as follows:

Grant date	Grant date fair value
February 9, 2010	$20.27
August 1, 2010	$16.83

The February 9, 2010 grant date fair value represents annual grants awarded to each of the Company’s non-employee directors. The August 1, 2010 grant date fair value represents a five-year longevity grant awarded to Mr. Krablin in August 2010. Ms. Melcher and Messrs. Larry Hornbeck, Hunt, Krablin, Trice and Stewart were all considered to be “eligible to retire”, as defined under FASB ASC Topic 718, at the date of the grant under the rules of the incentive compensation plan and, therefore, all shares granted during 2010 were fully expensed upon the granting of their shares under FASB ASC Topic 718. All of the directors had RSUs covering 3,000 shares of common stock outstanding at December 31, 2010.

(3)	At December 31, 2010, the Company’s non-employee directors had the following options outstanding:

• Larry D. Hornbeck	20,125
• Bruce W. Hunt	20,125
• Steve W. Krablin	4,000
• Patricia B. Melcher	9,659
• Bernie W. Stewart	35,219
• David A. Trice	12,125

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of its Board. Our Chairman, who is also our employee, receives no additional compensation for serving as a director.

Effective as of January 1, 2008, the Board of Directors approved a revised non-employee director compensation policy. For the fiscal year ended December 31, 2010, each non-employee director was entitled to receive an annual cash retainer of $32,500 and attendance fees of $1,500 for each Board and Committee meeting attended in person or by telephonic communications. The Chair of each of the audit and compensation committees was each entitled to an additional annual cash retainer of $8,000. Under the revised policy, non-employee directors are entitled to receive a minimum annual grant of options to purchase 4,000 shares of common stock or an award of 2,500 restricted shares of common stock, or some combination of the same, with such options or restricted shares being granted under the incentive compensation plan. The minimum annual grant or award is subject to annual review and may be increased at the discretion of the compensation committee.

The non-employee director compensation policy also provides for longevity service awards to non-employee directors. Upon completion of three years of service as a non-employee director, a director is granted shares of restricted stock and/or options to purchase the number of shares of common stock equaling 25% of the shares of restricted stock and options granted to such director over the previous three years. Upon completion of five years of service as a non-employee director, a director will be granted shares of restricted stock and/or options to purchase the number of shares of common stock equaling 50% of the shares of restricted stock and options granted to such director over the previous five years less the number of shares of restricted stock and shares covered by the options awarded to such director after three years of service. Thereafter, upon completion of each successive period of five years of service, a non-employee director will be granted shares of restricted stock and/or options to purchase the number of shares of common stock equaling 50% of the shares of restricted stock and/or options granted to such director over the previous five years.

After three years of service as a non-employee director, a non-employee director and his immediate family could elect to participate in the same insurance benefit programs sponsored by the Company on the same monetary terms as our employees. All directors are entitled to be reimbursed for their out-of-pocket expenses incurred in connection with serving on our Board.

Effective as of October 30, 2007, the independent members of the Board of Directors approved a letter agreement between the Company and Mr. Larry Hornbeck. Under the terms of such agreement, Mr. Larry Hornbeck agreed, among other things, to make himself available to the Company, the Board of Directors or any committee of the Board of Directors to assist in the assessment of potential targets for acquisitions, to travel for Company projects, to attend industry meetings and to provide assistance in other ways, in exchange for consideration of $1,500 per month as additional director compensation, to be paid quarterly, in addition to reimbursement for his out-of-pocket expenses incurred in providing such services.

In addition to the cash compensation received for their service as directors during 2010 under the terms of the revised non-employee director compensation policy described above, effective February 23, 2011, the compensation committee awarded each of the following non-employee directors 4,000 shares as restricted stock units: Ms. Melcher and Messrs. Larry Hornbeck, Hunt, Krablin and Stewart. The forfeiture provisions of these restricted stock unit awards will lapse on February 23, 2012.

Under each director’s Restricted Stock Unit Agreement, if such director’s service is terminated prior to the anniversary of the grant date as a result of death, retirement or disability, or if a change of control occurs prior to the anniversary of the grant date, the time-based restricted stock units shall immediately vest and such director will have a non-forfeitable right to one hundred percent (100%) of the restricted stock units.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on the review and discussions referenced above, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement.

COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS

Bernie W. Stewart (Chair)

Steven W. Krablin

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee who served in 2010 were Messrs. Krablin, Trice and Stewart. None of our executive officers, employees or former executive officers serves on the compensation committee. None of our executive officers serves as a member of a compensation committee or Board of Directors of any other entity, which has an executive officer serving as a member of our Board of Directors.

Mr. David A. Trice, one of our former directors and a member of the compensation committee through February 15, 2011, retired in 2009 as the President and Chief Executive Officer and in 2010 as Chairman of the Board of Directors of Newfield Exploration Company (NYSE:NFX), an independent oil and gas company engaged in the exploration, development and acquisition of crude oil and natural gas properties. From time to time in the ordinary course of business, Newfield Exploration Company is a customer of the Company. In 2010, total payments to the Company from Newfield Exploration Company were approximately $4.3 million. These transactions, taken in the aggregate, were not considered material to the Company or Newfield Exploration Company and did not exceed any applicable independence determination thresholds.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our voting securities as of April 25, 2011:

•	each person who is known to us to be the beneficial owner of more than 5% of our voting securities;

•	each of our directors; and

•	each of our executive officers and all of our executive officers and directors as a group.

Unless otherwise indicated, each person named below has an address in care of our principal executive offices and has sole power to vote and dispose of the shares of voting securities beneficially owned by them, subject to community property laws where applicable.

Name	Shares of Common Stock Beneficially Owned (†)		Percentage of Common Stock Beneficially Owned (%)
Executive Officers and Directors:
Todd M. Hornbeck	779,290	(1)	2.9%
James O. Harp, Jr.	152,574	(2)	*
Carl G. Annessa	135,940	(3)	*
Samuel A. Giberga	44,716	(4)	*
John S. Cook	64,763	(5)	*
Kimberly S. Patterson	10,180		*
Larry D. Hornbeck	233,597	(6)	*
Bruce W. Hunt	66,709	(7)	*
Steven W. Krablin	23,688	(8)	*
Patricia B. Melcher	36,993	(9)	*
Bernie W. Stewart	35,803	(10)	*
All directors and executive officers as a group (12 persons)	1,554,253	(11)	5.8%
Other 5% Stockholders:
FMR LLC	2,599,288	(12)	9.7%
William Herbert Hunt Trust Estate	2,058,391	(13)	7.7%
BlackRock, Inc.	1,940,590	(14)	7.2%
WS Management, LLLP	1,861,274	(15)	6.9%
Dimensional Fund Advisors LP.	1,813,570	(16)	6.8%
Fine Capital Partners L.P.	1,497,300	(17)	5.6%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
†	“Beneficial ownership” is a term broadly defined by the Commission in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes more than typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership”, meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of April 25, 2011 that such person or group has the right to acquire within 60 days after such date.
(1)	Includes options to purchase an aggregate of 176,500 shares of common stock, 20,000 shares held by two family trusts for which Todd M. Hornbeck either serves as trustee or holds voting power pursuant to a power of attorney and 30,000 shares contributed by Todd M. Hornbeck to a family trust for which Larry D. Hornbeck serves as a co-trustee and holds voting power pursuant to a power of attorney.
(2)	Includes options to purchase an aggregate of 87,500 shares of common stock.
(3)	Includes options to purchase an aggregate of 62,500 shares of common stock. The Company has approved a pledge by Mr. Annessa for 61,000 shares of the Company’s common stock, which represents approximately 48% of his beneficial holdings.

(4)	Includes options to purchase an aggregate of 35,700 shares of common stock.
(5)	Includes options to purchase an aggregate of 45,100 shares of common stock.
(6)	Includes options to purchase an aggregate of 20,125 shares of common stock and 30,000 shares that were contributed by Todd M. Hornbeck to a family trust (that are also reflected in his shares of common stock beneficially owned) and for which Larry D. Hornbeck serves as a co-trustee and holds voting power pursuant to a power of attorney.
(7)	Includes options to purchase an aggregate of 20,125 shares of common stock. Mr. Hunt is a representative of the William Herbert Hunt Trust Estate. As such, Mr. Hunt may be deemed to have voting and dispositive power over the shares beneficially owned by the Trust Estate, as described in the table above and the related footnotes. Mr. Hunt disclaims beneficial ownership of the shares owned by the Trust Estate.
(8)	Includes options to purchase an aggregate of 4,000 shares of common stock.
(9)	Includes options to purchase an aggregate of 9,659 shares of common stock.
(10)	Includes options to purchase an aggregate of 17,219 shares of common stock.
(11)	Includes options to purchase an aggregate of 478,428 shares of common stock. The 30,000 shares reflected in the shares of common stock beneficially owned by both Todd M. Hornbeck and Larry D. Hornbeck are only counted once in this total.
(12)	Based on a Schedule 13G/A dated February 14, 2011 filed with the SEC reflecting shares beneficially owned by the reporting person at December 31, 2010. FMR LLC’s address is 82 Devonshire Street, Boston Massachusetts 02109.
(13)	Based on a Schedule 13G/A dated May 5, 2008 filed with the SEC to reflect shares beneficially owned by the reporting person at April 29, 2008. The Trust Estate’s address is 3900 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201.
(14)	Based on a Schedule 13G/A dated February 4, 2011 filed with the SEC reflecting shares beneficially owned by the reporting person at December 31, 2010. BlackRock, Inc.’s address is 40 East 52nd Street, New York, NY 10022.
(15)	Based on a Schedule 13G/A dated February 7, 2011 filed with the SEC reflecting shares beneficially owned by the reporting person at December 31, 2010. WS Management, LLLP’s address is 4306 Pablo Oaks Court, Jacksonville, FL 32224.
(16)	Based on a Schedule 13G/A dated February 11, 2011 filed with the SEC reflecting shares beneficially owned by the reporting person at December 31, 2010. Dimensional Fund Advisors LP’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(17)

Based on a Schedule 13D/A dated March 15, 2011 filed with the SEC reflecting shares beneficially owned by the reporting person at March 15, 2011. Fine Capital Partners L.P.’s address is 590 Madison Avenue, 5th Floor, New York, NY 10022.

Certain Relationships and Related Transactions

The following is a discussion of transactions between our Company and its executive officers, directors and stockholders owning more than 5% of our common stock. We believe that the terms of each of these transactions were at least as favorable as could have been obtained in similar transactions with unaffiliated third parties.

Under the terms of certain agreements, various persons, including Todd M. Hornbeck, Troy A. Hornbeck, Larry D. Hornbeck, James O. Harp, Jr., Carl G. Annessa, Patricia B. Melcher, David A. Trice, and the William Herbert Hunt Trust Estate, have the right to include some or all of their shares of common stock of the Company in any registration statement that we file involving our common stock, subject to certain limitations. Messrs. Todd and Troy Hornbeck, are entitled to require us to file a registration statement under the Securities Act of 1933 to sell some or all of the common stock held by them.

Todd M. Hornbeck and Troy A. Hornbeck have agreed to give us notice of, and an opportunity to make a competing offer regarding, a decision by either of them to sell or consider accepting an offer to sell to a single person or entity shares of common stock representing 5% or more of our common stock, other than in compliance with Rule 144 or to an affiliate or family member of the holder.

The Company has entered into indemnity agreements with its executive officers and directors that provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as an executive officer and director of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws. These agreements are in addition to the indemnification provided to the Company’s officers and directors under its Bylaws and in accordance with Delaware law. The Company has agreed to indemnify Todd M. Hornbeck, the Company’s President and Chief Executive Officer for any claims, demands, causes of action and damages that may arise from use of his personal watercraft for Company business purposes.

For the past twelve years, Larry D. Hornbeck’s family has personally supported the development of the Company by hosting numerous events at the Hornbeck Family Ranch, located in Houston County, Texas, including constructing at their own expense, a hunting lodge and related facilities. The Hornbeck Family Ranch and related facilities have been used for functions intended to foster client and vendor relations, management retreats, Board meetings and special Company promotional events. Until December 31, 2005, these facilities were used by the Company without charge. The Board determined that the use of the Hornbeck Family Ranch in the past and going forward has been and is beneficial to the Company’s business. As of February 14, 2006, the Company entered into a Facilities Use Agreement and affected an amendment to an existing Indemnification Agreement with Larry D. Hornbeck, one of our directors. The Facilities Use Agreement and the amendment to such Indemnification Agreement are effective as of January 1, 2006, and were approved by our audit committee and by the independent members of the Board of Directors on February 14, 2006. The Indemnification Agreement, as amended, provides that the Company will indemnify Mr. Larry Hornbeck and certain other indemnitees for any claims, demands, causes of action and damages that may arise out of the Company’s use of the Hornbeck Family Ranch and related facilities.

The agreements govern the Company’s use of the Hornbeck Family Ranch and related facilities. The Facilities Use Agreement will remain in effect until December 31, 2011 unless it is terminated or extended by its terms. The Facilities Use Agreement automatically renews on an annual basis unless either party provides the other party 30 days written notice of termination. The Facilities Use Agreement also provides that the Company will pay Mr. Larry Hornbeck an annual use fee of $150,000 for the Company’s use of the facilities and reimburse Mr. Larry Hornbeck for certain other variable costs related to the Company’s use of the ranch facility. In addition to costs incurred directly by the Company for such activities, the Company replenishes expendable goods used by Company invitees to the facility.

In 2006, Larry D. Hornbeck transferred ownership of the land on which the Hornbeck Family Ranch is located to a family limited partnership in which trusts on behalf of the children of Todd M. Hornbeck and Troy A. Hornbeck are the limited partners. The general partner of the family limited partnership is controlled by Todd M. Hornbeck and Troy A. Hornbeck. The family limited partnership has entered into a long-term lease with Larry Hornbeck and acknowledged and agreed to the Company’s use of the Hornbeck Family Ranch and related facilities under the Facilities Use Agreement and the Indemnification Agreement.

The Company has provided, and may, from time to time in the future at its own expense and with Mr. Larry Hornbeck’s prior approval, provide additional amenities for its representatives and invitees. Certain of these amenities may, by their nature, remain with the property should the Company ever cease to use the Ranch. In approving the Facilities Use Agreement and establishing the use fee amount, the audit committee and independent members of the Board considered the costs of comparable third party facilities and determined that the combined facilities use fee and anticipated reimbursement of variable costs was substantially lower than costs for the use of such comparable facilities.

Mr. David A. Trice, one of our former directors and a member of the compensation committee through February 15, 2011, retired in 2009 as the President and Chief Executive Officer and in 2010 as Chairman of the Board of Directors of Newfield Exploration Company (NYSE:NFX), an independent oil and gas company engaged in the exploration, development and acquisition of crude oil and natural gas properties. From time to time in the ordinary course of business, Newfield Exploration Company is a customer of the Company. In 2010, total payments to the Company from Newfield Exploration Company were approximately $4.3 million.

Review, Approval or Ratification of Transactions with Related Persons.

We review any transaction in which the Company, a subsidiary of the Company, and our directors, executive officers or their immediate family members or any nominee for director or a holder of more than 5% of any class of our voting security are a participant and the amount of the transaction exceeds $120,000. Our General Counsel is primarily responsible for the development and implementation of processes and controls to obtain information from directors and officers with respect to a related party transaction, including information provided to management in the annual director and officer questionnaires. In addition, the Company has adopted a written Code of Business Conduct and Ethics for members of the Board of Directors that is located on the Governance page of the Company’s website, www.hornbeckoffshore.com. This policy requires disclosure by directors of any situation that involves, or may reasonably be inferred to involve, a conflict between a director’s personal interests and the interests of the Company. The Company’s practice when such matters have been disclosed has been to refer the matter for consideration and final determination by the audit committee or the independent directors of the Board, or both, which have considered the fairness of the transaction to the Company, as well as other factors bearing upon its appropriateness. In all such matters, any director having a conflicting interest abstains from voting on the matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission and the NYSE. Officers, directors and greater than 10% stockholders are also required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the Forms 3 and 4 and amendments thereto filed during the 2010 fiscal year and written certifications provided to the Company, the Company believes that all of these reporting persons timely complied with their filing requirements.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the audit committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Management is responsible for the Company’s financial statements, and the independent auditors are responsible for the examination of those statements.

In keeping with its responsibilities, the audit committee has met and held discussions with management, the independent auditors and the separate accounting consultants engaged to ascertain compliance with Section 404 of the Sarbanes-Oxley Act and to perform the internal audit function. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors, both with and without management present. In addition, the audit committee has discussed with the Company’s independent auditors all communications required by generally accepted auditing standards, including those required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The audit committee has received the written disclosures and the letter from the independent auditors required by the PCAOB and the independent auditor’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, and has discussed with the independent auditors all relationships between the auditors and the Company that may bear on the auditor’s independence and any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence.

Based on the audit committee’s discussions with management and the independent auditors, and the audit committee’s review of the audited financial statements, representations of management and the report of the independent auditors, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission. The audit committee reappointed Ernst & Young LLP as independent accountants and auditors for the 2011 fiscal year, subject to stockholder approval.

AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

Patricia B. Melcher (Chair)

Bruce W. Hunt

Bernie W. Stewart

April 25, 2011

Other Matters

Neither we nor any of the persons named as proxies know of matters other than those described above to be voted on at the 2011 Annual Meeting of Stockholders. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to the direction of the Board of Directors.

Our 2010 Annual Report to Stockholders, which contains a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, accompanies this Proxy Statement, but is not to be deemed a part of the proxy soliciting material.

Stockholders may also obtain a copy of our 2010 Annual Report to Stockholders or the Company’s Annual Report on Form 10-K most recently filed with the Commission without charge by writing to the Corporate Secretary of the Company at 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433. The Company’s Annual Report on Form 10-K and other filings with the Commission may also be accessed on the Company’s website at www.hornbeckoffshore.com.

By order of the Board of Directors,

Paul M. Ordogne

Corporate Secretary

HORNBECK OFFSHORE SERVICES, INC. 103 NORTHPARK BLVD, SUITE 300 COVINGTON, LA 70433 ATTN: PAUL ORDOGNE	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees:
01	Todd M. Hornbeck 02 Patricia B. Melcher

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2	Ratification of Selection of Auditors - To ratify the reappointment of Ernst & Young, LLP as the Company’s independent registered public accountants and auditors for the fiscal year 2011.							☐	☐	☐

3	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as set forth in the proxy statement.							☐	☐	☐
The Board of Directors recommends you vote 3 YEARS on the following proposal:							1 year	2 years	3 years	Abstain
4	To recommend, on a non-binding advisory basis, the frequency of non-binding advisory executive compensation votes.						☐	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)		Yes	No	☐
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

HORNBECK OFFSHORE SERVICES, INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 23, 2011 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholder hereby appoint(s) Paul M. Ordogne and James O. Harp, Jr., or any of them, as proxies, with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Hornbeck Offshore Services, Inc. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on June 23, 2011, at the Hornbeck Offshore Services, Inc. corporate training room located at 103 Northpark Boulevard, Suite 135, in Covington, Louisiana 70433 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 3, AND IN FAVOR OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION BEING HELD EVERY THREE YEARS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side